     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 16, 2003

                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ---------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             ---------------------

                                                                     TRUSTMARK CAPITAL TRUST I
                                                                     TRUSTMARK CAPITAL TRUST II
                                                                    TRUSTMARK CAPITAL TRUST III

                TRUSTMARK CORPORATION                                TRUSTMARK CAPITAL TRUST IV
                                                          (Exact name of registrants as specified in their
(Exact name of registrant as specified in its charter)                       charters)

                     MISSISSIPPI                                              DELAWARE
   (State or Other Jurisdiction of Incorporation or       (State or Other Jurisdiction of Incorporation or
                    Organization)                                          Organization)

                      64-0471500                                            APPLIED FOR
          (IRS Employer Identification No.)                      (IRS Employer Identification No.)

               248 EAST CAPITOL STREET                                248 EAST CAPITOL STREET
              JACKSON, MISSISSIPPI 39201                             JACKSON, MISSISSIPPI 39201
                    (601) 208-5111                                         (601) 208-5111
 (Address, including zip code, and telephone number,    (Address, including zip code, and telephone number,
    including area code of Registrant's principal          including area code of Registrant's principal
                  executive offices)                                     executive offices)

                             ---------------------

                                                                          WITH COPIES TO:

                    ZACH L. WASSON                                        BRUCE C. BENNETT
                      TREASURER                                         COVINGTON & BURLING
               248 EAST CAPITOL STREET                              1330 AVENUE OF THE AMERICAS
              JACKSON, MISSISSIPPI 39201                              NEW YORK, NEW YORK 10019
                    (601) 208-5111                                         (212) 841-1000
  (Name, address, including zip code, and telephone
                       number,
      including area code, of agent for service)

                             ---------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM      PROPOSED MAXIMUM        AMOUNT OF
       TITLE OF EACH CLASS OF            AMOUNT TO BE           OFFERING             AGGREGATE           REGISTRATION
    SECURITIES TO BE REGISTERED         REGISTERED(1)     PRICE PER SECURITY(1) OFFERING PRICE(1)(2)         FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value, of
  Trustmark Corporation.............
-------------------------------------------------------------------------------------------------------------------------
Preferred Stock, no par value, of
  Trustmark Corporation.............
-------------------------------------------------------------------------------------------------------------------------
Depositary Shares of Trustmark
  Corporation(3)....................
-------------------------------------------------------------------------------------------------------------------------
Debt Securities of Trustmark
  Corporation(4)....................
-------------------------------------------------------------------------------------------------------------------------
Trust Preferred Securities of
  Trustmark Capital Trust I,
  Trustmark Capital Trust II,
  Trustmark Capital Trust III and
  Trustmark Capital Trust IV........
-------------------------------------------------------------------------------------------------------------------------
Junior Subordinated Debt Securities
  of Trustmark Corporation(5).......
-------------------------------------------------------------------------------------------------------------------------
Trustmark Corporation Guarantees
  with respect to Trust Preferred
  Securities(6).....................
-------------------------------------------------------------------------------------------------------------------------
Total...............................                                                $200,000,000           $16,180
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(o) and General Instruction II.D. of Form S-3 under the Securities Act of 1933, the table does not specify by each class information as to the amount to be registered, the proposed maximum aggregate price per unit or the proposed maximum aggregate offering price. For each class of security, the amount to be registered, the proposed maximum aggregate price per unit and the proposed maximum aggregate offering price will be determined from time to time by us in connection with the issuance of the securities registered hereunder. In no event will the aggregate initial offering price of all securities issued from time to time pursuant to the prospectus contained in this registration statement exceed $200,000,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies. The securities registered hereunder may be sold separately, together or as units with other securities registered hereunder.

(2) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, which permits the registration fee to be calculated on the basis of the maximum aggregate offering price of all securities listed.

(3) If Trustmark Corporation elects to offer fractional interests in shares of preferred stock, depositary shares, evidenced by depositary receipts issued pursuant to a deposit agreement, will be distributed to those persons acquiring the fractional interests, and the shares of preferred stock will be issued to the depositary under such deposit agreement.

(4) If any debt securities are issued at an original issue discount, then the offering price shall be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $200,000,000 less the dollar amount of any securities previously issued hereunder (including other debt securities issued at an original issue discount, which shall be treated as described in this note 4).

(5) Junior subordinated debt securities may be purchased by any of Trustmark Capital Trust I, Trustmark Capital Trust II, Trustmark Capital Trust III and Trustmark Capital Trust IV with the gross proceeds of the sale of the trust preferred securities of the applicable trust, together with the proceeds received from Trustmark Corporation for the common securities to be issued by the applicable trust to Trustmark Corporation. No additional consideration will be received by Trustmark Corporation for such junior subordinated debt securities. Such junior subordinated debt securities may later be distributed for no additional consideration to the holders of trust preferred securities of the applicable trust upon the occurrence of certain events described in the applicable trust agreement of such trust.

(6) Trustmark Corporation is also registering pursuant to this Registration Statement Trustmark Corporation's guarantees and other obligations that it may undertake with respect to trust preferred securities issued by any of Trustmark Capital Trust I, Trustmark Capital Trust II, Trustmark Capital Trust III and Trustmark Capital Trust IV. Pursuant to Rule 457(n), no separate consideration will be received for any such guarantee or any other such obligation.

    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED APRIL 16, 2003

PROSPECTUS

                             TRUSTMARK CORPORATION
                                  COMMON STOCK
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                DEBT SECURITIES
                      JUNIOR SUBORDINATED DEBT SECURITIES

                           TRUSTMARK CAPITAL TRUST I
                           TRUSTMARK CAPITAL TRUST II
                          TRUSTMARK CAPITAL TRUST III
                           TRUSTMARK CAPITAL TRUST IV
                           TRUST PREFERRED SECURITIES
    (IRREVOCABLY AND UNCONDITIONALLY GUARANTEED ON A SUBORDINATED BASIS, AS
                  DESCRIBED HEREIN, BY TRUSTMARK CORPORATION)
                             ---------------------
     Trustmark Corporation, Trustmark Capital Trust I, Trustmark Capital Trust II, Trustmark Capital Trust III and Trustmark Capital Trust IV (the "TRMK Trusts") may offer and sell any combination of the securities described in this prospectus in different series from time to time in amounts, at prices and on terms to be determined at or prior to the time of the offering. We will describe in a prospectus supplement the securities we are offering and selling, as well as the specific terms of the securities. The aggregate initial offering price of the securities that we may issue under this prospectus will not exceed $200,000,000.

     Each of the TRMK Trusts is a Delaware statutory trust that may sell trust preferred securities in one or more offerings to the public and common securities in one or more offerings to Trustmark Corporation. In the event of such sales, the TRMK Trusts will use the proceeds to buy an equal principal amount of junior subordinated debt securities of Trustmark Corporation.

     You should read this prospectus and any prospectus supplements carefully before you invest. This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement. We may sell the securities or we may distribute them through underwriters or dealers. In addition, the underwriters may overallot a portion of the securities.
                             ---------------------
     The common stock of Trustmark Corporation is listed on the Nasdaq National Market under the symbol "TRMK." On April 14, 2003, the last reported sale price for the common stock of Trustmark Corporation on the Nasdaq National Market during regular trading hours was $24.14 per share. Unless we state otherwise in this prospectus or any prospectus supplement, we will not list any other of these securities on any securities exchange or on the Nasdaq Stock Market.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     THESE SECURITIES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS. THESE SECURITIES ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY OR INSTRUMENTALITY.

                        Prospectus dated           2003

     This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
About This Prospectus.......................................     1
About Trustmark Corporation.................................     2
The TRMK Trusts.............................................     2
Where You Can Find More Information; Documents Incorporated
  By Reference..............................................     3
Special Note Regarding Forward-Looking Statements...........     3
Ratio Of Earnings To Fixed Charges..........................     4
Certain Regulatory Considerations...........................     5
Use Of Proceeds.............................................     5
Recent Developments.........................................     5
Description Of Common Stock.................................     6
Description Of Preferred Stock..............................     6
Description Of Depositary Shares............................     8
Description Of Debt Securities..............................    11
Description Of Trust Preferred Securities...................    18
Description Of Junior Subordinated Debt Securities..........    20
Description Of Guarantees...................................    29
Relationship Among The Trust Preferred Securities, The
  Corresponding Junior Subordinated Debt Securities And The
  Guarantees................................................    32
Certain United States Federal Income Tax Consequences.......    33
Book Entry Issuance.........................................    45
Plan Of Distribution........................................    47
Legal Matters...............................................    48
Experts.....................................................    48

                             ---------------------

     This prospectus is part of a registration statement we filed with the Securities and Exchange Commission. You should rely only on the information we have provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with additional or different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus or any prospectus supplement is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.
                             ---------------------

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, we may offer from time to time any combination of securities described in this prospectus in one or more offerings up to a total amount of $200,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering.

     Pursuant to Rule 3-10 of Regulation S-X promulgated by the SEC, we are not required to include in this prospectus separate financial statements of Trustmark Capital Trust I, which we refer to as "TRMK Trust I," Trustmark Capital Trust II, which we refer to as "TRMK Trust II," Trustmark Capital Trust III, which we refer to as "TRMK Trust III," or Trustmark Capital Trust IV, which we refer to as "TRMK Trust IV," because:

     - the sum of all of each of their respective equity interests are owned by Trustmark, either directly or through wholly-owned subsidiaries of Trustmark, other than (i) securities that are guaranteed by Trustmark and, if applicable, other 100%-owned subsidiaries of Trustmark and (ii) securities that guarantee securities issued by Trustmark and, if applicable, other 100% owned subsidiaries of Trustmark;

     - Trustmark files periodic and other reports with the SEC pursuant to the Securities Exchange Act of 1934 (the "Securities Exchange Act");

     - none of TRMK Trust I, TRMK Trust II, TRMK Trust III or TRMK Trust IV has operations other than the issuance of the trust preferred securities and trust common securities and investment of funds in Trustmark or its subsidiaries; and

     - Trustmark will, to the extent funds are available, irrevocably guarantee the obligations of TRMK Trust I, TRMK Trust II, TRMK Trust III and TRMK Trust IV, and the rights of holders of their securities, and no subsidiary of Trustmark will guarantee those obligations.

     Because TRMK Trust I, TRMK Trust II, TRMK Trust III and TRMK Trust IV (which we refer to collectively as the "TRMK Trusts" or the "trusts") are permitted to omit financial statements, pursuant to Rule 12h-5 under the Securities Exchange Act, they are not subject to the information reporting requirements of that act.

     This prospectus provides you with a general description of the securities we may offer. Each time we sell such securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered, and if we sell securities through agents, underwriters or dealers, the names of such agents, underwriters or dealers and any fees, discounts and commissions to be paid to them. The prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information; Documents Incorporated By Reference."

     The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC website or at the SEC offices mentioned under the heading "Where You Can Find More Information; Documents Incorporated By Reference." Additional documents that contain the specific terms of certain securities we may offer may subsequently be filed as exhibits to this registration statement or incorporated into the prospectus or prospectus supplement by reference to documents we file with the SEC.

     The prospectus also incorporates business and financial information about us that is not included or delivered with this document. YOU MAY REQUEST AND OBTAIN THIS INFORMATION FREE OF CHARGE BY WRITING TO

US AT TRUSTMARK CORPORATION, 248 EAST CAPITOL STREET, JACKSON, MISSISSIPPI, 39201, ATTENTION: ZACH L. WASSON, TREASURER, OR BY TELEPHONING US AT (601) 208-5111.

     You should rely only on the information provided or incorporated by reference in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer or soliciting a purchase of these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should assume that the information in this prospectus or the accompanying prospectus supplement is accurate only as of the date on the front of the document and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference.

     Unless we have indicated otherwise, in this prospectus references to "Trustmark" are to Trustmark Corporation, and references to "we," "us" and "our" or similar terms are, collectively, to Trustmark Corporation and its consolidated subsidiaries. Unless otherwise indicated, references in this prospectus to "$" or "dollar" are to the lawful currency of the United States.

                          ABOUT TRUSTMARK CORPORATION

     Trustmark is a multi-bank holding company headquartered in Jackson, Mississippi, incorporated under the Mississippi Business Corporation Act on August 5, 1968, and commenced doing business in November 1968. Trustmark operates as a financial services organization providing banking and financial solutions to corporate, institutional and individual customers predominantly within the states of Mississippi and Tennessee. Our principal executive offices are located at 248 East Capitol Street, Jackson, Mississippi, 39201, and our telephone number is (601) 208-5111.

                                THE TRMK TRUSTS

     Each TRMK Trust is a statutory trust created under the Delaware Statutory Trust Act. Each TRMK Trust will be governed by a declaration of trust (as it may be amended and restated from time to time) among the trustees of each trust and Trustmark and a certificate of trust, in effect at or prior to the date hereof, filed with the Secretary of State of the State of Delaware. Each declaration will be qualified under the Trust Indenture Act of 1939.

     For the reasons set forth under the caption "About This Prospectus," we are not required to include separate financial statements of the TRMK Trusts in this prospectus and none of the trusts are subject to the information reporting requirements of the Securities Exchange Act.

     Each of the trusts will exist primarily for the purposes of (i) issuing its trust preferred and trust common securities; (ii) investing the proceeds from the sale of its securities in Trustmark's debt securities; and (iii) engaging in only such other activities as are necessary or incidental to issuing its securities and purchasing and holding Trustmark's debt securities.

     When a trust issues its trust preferred securities, you and the other holders of the trust preferred securities will own all of the issued and outstanding trust preferred securities of the trust. Trustmark will acquire all of the issued and outstanding trust common securities of each trust, representing an undivided beneficial interest in the assets of each trust of at least 3%. Wilmington Trust Company, acting in its capacity as guarantee trustee, will hold for your benefit a trust preferred securities guarantee issued by Trustmark, which will be separately qualified under the Trust Indenture Act of 1939.

     Each of the trusts will initially have five trustees. Three of the trustees will be individuals each of whom is an officer or employee of Trustmark. The fourth trustee will be Wilmington Trust Company, which will serve as the property trustee under the declaration of trust for purposes of the Trust Indenture Act of 1939. The fifth trustee will be Wilmington Trust Company, which will serve as Delaware trustee and has its principal place of business in the State of Delaware.

     Unless otherwise provided in the applicable prospectus supplement, because Trustmark will own all of the trust common securities of each trust, Trustmark will have the exclusive right to appoint, remove or replace trustees and to increase or decrease the number of trustees. The term of a trust will be described in the applicable prospectus supplement, but may dissolve earlier as provided in the applicable declaration of trust.

     The rights of the holders of the trust preferred securities of a trust, including economic rights, rights to information and voting rights, and the duties and obligations of the trustees of a trust, will be contained in and governed by the declaration of trust of that trust (as it may be amended and restated from time to time), the Delaware Business Trust Act and the Trust Indenture Act of 1939.

     The address of each trust is 248 East Capitol Street, Jackson, Mississippi, 39201, and the telephone number of each trust at that address is (601) 208-5111.

                      WHERE YOU CAN FIND MORE INFORMATION;
                      DOCUMENTS INCORPORATED BY REFERENCE

     Trustmark files annual, quarterly and special reports, proxy statements and other information with the SEC. You may obtain any document we file with the SEC at the SEC's public reference room in Washington, D.C., Chicago, Illinois and New York, New York. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Our SEC filings are also accessible through the Internet at the SEC's website at http://www.sec.gov.

     None of the TRMK Trusts is currently subject to the information reporting requirements of the Securities Exchange Act, for the reasons set forth under the caption "About This Prospectus."

     The SEC permits us to "incorporate by reference" into this prospectus the information in documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus and later information that we file with the SEC will automatically update and supersede this information. This prospectus incorporates by reference Trustmark's Annual Report on Form 10-K (File No. 0-3683) for the year ended December 31, 2002, and Trustmark's Current Report on Form 8-K (File No. 0-3683) on April 15, 2003.

     This prospectus also incorporates by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until we sell all of the securities being registered or until this registration is otherwise terminated.

     If you request a copy of any or all of the documents incorporated by reference, then we will send to you the copies you requested at no charge. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies either by writing to us at Trustmark Corporation, 248 East Capitol Street, Jackson, Mississippi, 39201, attention: Zach L. Wasson, Treasurer, or by telephoning us at (601) 208-5111.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements in this prospectus and the documents incorporated by reference are not statements of historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to anticipated future operating and financial performance measures, including net interest margin, credit quality, business initiatives, growth opportunities and growth rates, among other things. Words such as "expects," "anticipates," "believes," "estimates" and other similar expressions are intended to identify these forward-looking statements. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks materialize, or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected. These risks could cause actual results to differ materially from current expectations of management and include the following:

     - The level of nonperforming assets, charge-offs and provision expense can be affected by local, state and national economic and market conditions as well as management's judgments regarding collectability of loans.

     - Material changes in market interest rates can materially affect many aspects of Trustmark's financial condition and results of operations. Trustmark is exposed to the potential of losses arising from adverse changes in market interest rates and prices which can adversely impact the value of financial products, including securities, loans, deposits, debt and derivative financial instruments. Factors that may affect the market interest rates include local, regional and national economic conditions; utilization and effectiveness of market interest rate contracts; and the availability of wholesale and retail funding sources to Trustmark. Many of these factors are outside Trustmark's control.

     - Increases in prepayment speeds of mortgage loans resulting from a declining interest rate environment will have an impact on the fair value of the mortgage servicing portfolio which can materially affect Trustmark's results of operations.

     - The costs and effects of litigation and of unexpected or adverse outcomes in such litigation can materially affect Trustmark's results of operations.

     - Competition in loan and deposit pricing, as well as the entry of new competitors into our markets through de novo expansion and acquisitions, among other means, could have an effect on Trustmark's operations in our existing markets.

     - Trustmark is subject to regulation by federal banking agencies and authorities and the Securities and Exchange Commission. Changes in existing regulations or the adoption of new regulations could make it more costly for Trustmark to do business or could force changes in the manner Trustmark does business, which could have an impact on Trustmark's financial condition or results of operations.

     Although Trustmark believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements are representative only as of the date hereof, and Trustmark does not assume any obligation to update these forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods indicated.

                                                       FISCAL YEAR ENDED DECEMBER 31,
                                                      --------------------------------
                                                      1998   1999   2000   2001   2002
                                                      ----   ----   ----   ----   ----
Excluding Interest on Deposits:                       2.89   2.52   2.23   3.06   6.34
Including Interest on Deposits:                       1.67   1.73   1.62   1.82   2.63

     For purposes of computing our ratio of earnings to fixed charges, earnings consist of net income before extraordinary items plus applicable income taxes, fixed charges and amortization of capitalized interest. Fixed charges, excluding interest on deposits, consist of interest expense on federal funds purchased and securities sold under repurchase agreements, other interest expense (other than on deposits) and the portion of rentals representative of interest factor. Fixed charges, including interest on deposits, consist of interest expense on federal funds purchased and securities sold under repurchase agreements, all other interest expense and the portion of rentals representative of interest factor.

                       CERTAIN REGULATORY CONSIDERATIONS

     As a bank holding company, Trustmark is subject to the regulation, supervision and examination of the Federal Reserve Board under the Bank Holding Company Act of 1956. We are required by the Federal Reserve Board to maintain certain levels of capital for bank regulatory purposes. We expect that any trust preferred securities issued hereunder will be treated as Tier 1 capital of Trustmark for these purposes.

     Because Trustmark is a holding company, dividends and fees from subsidiaries are Trustmark's principal source of revenues from which to repay the junior subordinated debt securities. Trustmark's subsidiaries engaged in the banking, insurance and securities business can only pay dividends if they are in compliance with applicable United States federal and state regulatory requirements.

                                USE OF PROCEEDS

     Unless otherwise specified in a prospectus supplement accompanying this prospectus, the net proceeds from the sale of the offered securities will be added to our general funds and may be used to:

     - redeem or repurchase outstanding securities;

     - repay outstanding debt;

     - finance acquisitions of companies and other assets; and

     - provide working capital.

     We may conduct concurrent or additional financings at any time. Pending such uses, we may invest the net proceeds in short term marketable securities.

                              RECENT DEVELOPMENTS

     Early Retirement Program. In February 2003, Trustmark announced a voluntary early retirement program for associates age 58 and above with ten or more years of service. This program was accepted by 116 associates, or 4.75% of Trustmark's workforce. A one-time after-tax charge of approximately $4.1 million, or $0.07 per share, was recognized in Trustmark's first quarter 2003 earnings in connection with this program.

     First Quarter Earnings. On April 15, 2003, Trustmark announced earnings for the three months ended March 31, 2003.

     Net income was $24.5 million for the quarter ended March 31, 2003, representing basic and diluted earnings per share of $0.41. This represents a 19% decrease in net earnings from the quarter ended March 31, 2002. Earnings during the quarter included a one-time after-tax charge of approximately $4.1 million in connection with a voluntary early retirement program, described in Recent Developments -- Early Retirement Program, above.

     Trustmark's performance for the quarter ended March 31, 2003, resulted in a return on average stockholders' equity of 14.88% and a return on average assets of 1.40%. The return on average stockholders equity during the quarter ended March 31, 2002, was 18.22% and the return on average assets during that period was 1.79%.

     Continued reductions in long-term interest rates reduced the value of Trustmark's mortgage servicing portfolio. In the quarter ended March 31, 2003, Trustmark recorded a non-cash after-tax charge of $4.4 million to recognize the reduction in the value of its mortgage servicing portfolio resulting from customers taking advantage of the opportunity to refinance their homes at lower interest rates. Low interest rates also provided Trustmark with the opportunity to restructure a portion of its fixed income investment portfolio and reduce exposure to volatile interest rates. During the first quarter of 2003, Trustmark realized an after-tax net gain of $5.3 million resulting from the sale of fixed income investment securities as part of this restructuring.

     Stock Repurchase. During the quarter ended March 31, 2003, Trustmark repurchased approximately 1.3 million shares of its common stock. At March 31, 2003, Trustmark had authorization to repurchase up to an additional 1.6 million shares of its common stock. The repurchase program is subject to market conditions and management discretion.

                          DESCRIPTION OF COMMON STOCK

     The following summary is not complete. You should refer to the applicable provisions of Trustmark's Articles of Incorporation, as amended, and to the Mississippi Business Corporation Act for a complete statement of the terms and rights of the common stock.

     Trustmark has authorized 250 million shares of common stock, no par value. The common stock is listed on the NASDAQ national market system. Its symbol is "TRMK."

DIVIDEND RIGHTS

     Holders of outstanding shares of common stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors of Trustmark, in its discretion, out of funds legally available therefor.

VOTING RIGHTS

     Holders of common stock are entitled to one vote per share on all matters to be voted on by the shareholders of Trustmark, including the election of directors. Holders of common stock have cumulative voting rights with respect to the election of directors. Under the Mississippi Business Corporation Act, an affirmative vote of the majority of the shareholders present at a meeting is sufficient in order to take most shareholder actions. Certain extraordinary actions, such as mergers and share exchanges, require the affirmative vote of a majority of the shares entitled to vote.

LIQUIDATION RIGHTS

     In the event of the liquidation of Trustmark, the holders of common stock are entitled to receive pro rata any assets distributed to shareholders with respect to their shares, after payment of all debts and payments to holders of preferred stock of Trustmark, if any.

PREEMPTIVE RIGHTS

     Holders of common stock have no right to subscribe to additional shares of capital stock that may be issued by Trustmark.

                         DESCRIPTION OF PREFERRED STOCK

     Under Trustmark's Articles of Incorporation, as amended, the Board of Directors of Trustmark has the authority, without further shareholder action, to issue a maximum of 20,000,000 shares of preferred stock, in one or more series, with such terms and for such consideration as may be fixed by the Board of Directors.

     No preferred shares are currently issued and outstanding.

     The following describes certain general terms and provisions of preferred stock to which any prospectus supplement may relate. The terms of any series of preferred stock offered by any prospectus supplement and, if applicable, certain additional material United States federal income tax consequences relating to such series of preferred stock, will be specified in the applicable prospectus supplement.

Therefore, the terms of any series of preferred stock may, and likely will, differ from the terms described below.

     Neither this description nor the description in a prospectus supplement purports to be complete but each is subject to and qualified in its entirety by reference to the certificate of designation that will set out the terms of the applicable series of preferred stock. The certificate of designation will be filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus forms a part.

GENERAL

     Trustmark's Board of Directors is authorized to set the terms of a series of preferred stock before issuance, including, but not limited to, (1) the number of shares to comprise the series; (2) the dividend rate or rates payable with respect to the shares of the series; (3) any redemption price or prices and the terms and conditions of the redemption; (4) any voting rights; (5) any sinking fund provisions for the redemption or purchase of the shares of the series; (6) any terms and conditions upon which the shares are convertible; and
(7) any other rights, preferences and limitations pertaining to such series.

     The preferred stock will, when issued, be fully paid and nonassessable. The preferred stock will have no preemptive rights to subscribe for any additional securities which may be issued by Trustmark.

DIVIDENDS

     As established in the certificate of designation and as described in the applicable prospectus supplement, the holders of the preferred stock will be entitled to receive dividends on such preferred stock when and if declared by the Board of Directors of Trustmark. These dividends will be paid only out of funds legally available for such payment. Dividends will be payable at such rates and on such dates as described in the applicable prospectus supplement. Dividend rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable prospectus supplement. Dividends will be payable to the holders of record as they appear on the stock record books of Trustmark, or, if applicable, the records of the depositary of any depositary shares, on the record dates fixed by the Board of Directors of Trustmark. Dividends may be paid in the form of cash, preferred stock of the same or a different series, or common stock of Trustmark, in each case as specified in the applicable prospectus supplement. Dividends on any series of preferred stock may be cumulative or noncumulative, as specified in the applicable prospectus supplement. If the Board of Directors of Trustmark fails to declare a dividend payable on a dividend payment date on any preferred stock for which dividends are noncumulative, then the holders of that preferred stock will have no right to receive a dividend in respect of the dividend period relating to that dividend payment date. In such case, Trustmark will have no obligation to pay the dividend accrued for that period, whether or not dividends on the preferred stock are declared or paid on any future dividend payment dates.

     Trustmark will not declare or pay dividends (other than in common stock of Trustmark or other shares of Trustmark ranking junior to the preferred stock as to dividends and upon liquidation) on its common stock or on any other of its shares which rank junior to or on a parity with the preferred stock as to dividends or upon liquidation, and no common stock or any other shares of Trustmark ranking junior to or on a parity with the preferred stock as to dividends or upon liquidation will be redeemed, purchased or otherwise acquired (or any moneys paid or made available for a sinking fund for the redemption of any such shares) except by conversion into or exchange for shares of Trustmark ranking junior to such preferred stock as to dividends and upon liquidation unless, (1) in the case cumulative preferred stock is then outstanding, full cumulative dividends have been or are contemporaneously declared and paid or declared and a sum sufficient for such payment set apart for payment, and (2) in the case noncumulative preferred stock is then outstanding, dividends for the then current dividend period on such preferred stock have been or are contemporaneously declared and paid or declared and a sum sufficient for such payment set apart for payment.

REDEMPTION

     We may issue a series of preferred stock that is redeemable, in whole or in part, at the option of Trustmark. The terms, if any, on which any series of preferred stock may be redeemed shall be established in the certificate of designation for such series of preferred stock and will be summarized in the prospectus supplement relating to that series.

CONVERSION RIGHTS

     We may issue a series of preferred stock that is convertible into or exchangeable for our common stock or a different series of preferred stock, other securities, property or cash, or a combination of any of them. The terms, if any, on which any series of preferred stock may be convertible or exchangeable shall be established in the certificate of designation for such series of preferred stock and will be summarized in the prospectus supplement relating to that series.

RIGHTS UPON LIQUIDATION

     The rights of the holders of any series of preferred stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of Trustmark, if any, will be established in the certificate of designation for such series and will be summarized in the prospectus supplement relating to that series. Because Trustmark is a holding company, its rights and the rights of holders of its securities, including the holders of preferred stock, to participate in the assets of any Trustmark subsidiary upon the latter's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors and any preferred stockholders of that subsidiary, except to the extent Trustmark may itself be a creditor with recognized claims against such subsidiary or a holder of preferred shares of such subsidiary.

VOTING RIGHTS

     Except as expressly required by applicable law or provided for in the applicable certificate of designation and prospectus supplement, the holders of preferred stock will not be entitled to vote. In the event Trustmark issues full shares of any series of preferred stock, each share will be entitled to one vote on matters on which holders of the series of the preferred stock are entitled to vote. However, as more fully described under "Description of Depositary Shares" below, if Trustmark elects to issue depositary shares representing a fraction of a share of a series of preferred stock, each depositary share will, in effect, be entitled to a fraction of a vote, rather than a full vote, per depositary share. Since each full share of any series of preferred stock of Trustmark will be entitled to one vote, the voting power of a share of preferred stock, on matters on which holders of that series and holders of other series of preferred stock are entitled to vote as a single class, will depend on the relative number of shares in the series, not the aggregate stated value, liquidation preference or initial offering price of the shares of such series.

     Under interpretations adopted by the Federal Reserve Board, if the holders of preferred stock of any series become entitled to vote for the election of directors, such series may then be deemed a "class of voting securities." A holder of 25% or more of a class of voting securities, or a holder less than 25% if it exercises a "controlling influence" over Trustmark, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956. In addition, at the time a class of preferred stock is deemed a class of voting securities, any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire 5% or more of the series, and any person other than a bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire 10% or more of the series.

                        DESCRIPTION OF DEPOSITARY SHARES

     The following is a general description of the depositary shares to which this prospectus and any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those depositary shares and, if applicable, a discussion of certain material United States federal income tax consequences of owning the depositary shares offered.

     The following description of the depositary shares is subject to the detailed provisions of the depositary receipts and the deposit agreement relating to the applicable series of preferred stock, the form of each of which will be filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part at the time of the offering of the securities pursuant thereto. Whenever particular provisions of the depositary receipts or deposit agreement, or terms defined therein, are referred to, those provisions or definitions are incorporated by reference herein and such descriptions are qualified in their entirety by such reference. We urge you to read the depositary receipts and the depositary agreement because they, and not this description, describe every detail of the terms of the depositary shares. The summary below of the general terms of the depositary shares will be supplemented by the more specific terms in a prospectus supplement.

GENERAL

     Trustmark may, at its option, elect to have shares of its preferred stock represented by depositary shares. The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement that we will enter into with a bank or trust company of our choosing. The prospectus supplement relating to a series of depositary shares will give the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock underlying the depositary share in proportion to the applicable interest in the preferred stock underlying the depositary share.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Each depositary share will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

     Unless otherwise provided in the applicable prospectus supplement, upon surrender of depositary shares at the office of the depositary and upon payment of the charges provided in the deposit agreement, a holder of depositary shares will be entitled to the number of whole shares of the related series of preferred stock evidenced by the surrendered depositary shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the number of the depositary shares owned by the holders on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary shareholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary shareholders.

     If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary shareholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

     The deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of preferred stock will be made available to holders of depositary shares.

CONVERSION AND EXCHANGE

     If any preferred stock underlying depositary shares is convertible or exchangeable, each record holder of depositary shares will have the right or obligation to convert or exchange the depositary shares in the manner provided in the deposit agreement and described in the applicable prospectus supplement.

REDEMPTION BY TRUSTMARK

     If the preferred stock underlying depositary shares is subject to redemption at our option, the depositary shares will be redeemed from the redemption proceeds received by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. Whenever we redeem preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that we redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as we may determine.

     After the date fixed for redemption of the underlying preferred stock, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price. Any funds Trustmark deposits with the depositary for any depositary shares that the holders fail to redeem will be returned to us after two years from the date the funds are deposited.

VOTING

     Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying the holder's depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with these instructions, and we will agree to take all action that the depositary deems necessary to enable the depositary to do so.

AMENDMENT

     The depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between Trustmark and the depositary. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless the amendment has been approved by the record holders of at least a majority of the depositary shares then outstanding.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will also pay charges of the depositary in connection with the initial deposit of the preferred stock and any exchange or redemption of the preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, in addition, any other charges that are expressly provided in the deposit agreement to be for their accounts.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of the appointment. We will appoint the successor depositary within 60 days after delivery of the notice of resignation or removal.

TERMINATION OF DEPOSIT AGREEMENT

     The depositary may terminate, or we may direct the depositary to terminate, the deposit agreement if:

     - we have redeemed or reacquired all outstanding depositary shares relating to the deposit agreement; or

     - there has been a final distribution in respect of the preferred stock of any series in connection with our liquidation, dissolution or winding up and such distribution has been made to the related depositary shareholders.

     Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends, and will not give any further notices (other than notice of the termination) or perform any further acts under the deposit agreement. However, the depositary will continue to deliver preferred stock certificates, together with dividends and distributions and the net proceeds of any sales of property, in exchange for depositary receipts surrendered. At our request, the depositary will deliver to us all books, records, certificates evidencing preferred stock, depositary receipts and other documents relating to the deposit agreement.

MISCELLANEOUS

     We, or at our option the depositary, will make available to the holders of depositary shares all reports and communications that we are required to furnish to the holders of preferred stock.

     Neither Trustmark nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of their respective duties under the deposit agreement. Neither Trustmark nor the depositary will be obligated to prosecute or defend any legal proceeding regarding any depositary share or preferred stock unless satisfactory indemnity has been furnished. Trustmark and the depositary may rely upon written advice of counsel or accountants. Trustmark and the depositary may also rely upon information provided to them by persons presenting preferred stock for deposit, holders of depositary shares or other persons Trustmark or the depositary believe to be competent. Trustmark and the depositary may also rely upon documents they believe to be genuine.

                         DESCRIPTION OF DEBT SECURITIES

     The following is a general description of the debt securities to which this prospectus and any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those debt securities. A copy of the form of senior indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The indenture will be qualified under the Trust Indenture Act. Unless otherwise stated, the senior debt securities and the subordinated debt securities are together referred to as the "debt securities."

GENERAL

     We may issue from time to time one or more series of debt securities under one or more separate indentures between us and Wilmington Trust Company, as trustee. The debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior debt. The indentures will not limit the amount of debt securities that we may issue. The subordination provisions of any subordinated debt securities will be described in the applicable prospectus supplement.

     The following description of the debt securities is subject to the detailed provisions of the proposed indenture for the debt securities. A copy of the indenture will either be filed as an exhibit to the registration statement of which this prospectus is a part at the time of effectiveness, or will be filed as an exhibit to, or incorporated by reference in, the registration statement of which this prospectus is a part at the time of the offering of securities pursuant thereto. We urge you to read the indenture because the indenture, and not this description, defines your rights as a holder of debt securities, and will describe in detail the terms of the debt securities summarized below. The summary below of the general terms of the debt securities will be supplemented by the more specific terms in a prospectus supplement. Unless otherwise stated herein or in an applicable prospectus supplement, the following indenture description will apply to both senior and subordinated debt securities.

TERMS APPLICABLE TO DEBT SECURITIES

     The prospectus supplement for a particular series of debt securities will specify the terms of the series of debt securities. These terms will include some or all of the following:

     - the classification of the offered debt securities as senior or subordinated debt securities and, if applicable, the subordination provisions that will apply;

     - the specific designation, the aggregate principal amount, the purchase price and the authorized denominations of the offered debt securities;

     - the percentage of the principal amount at which the debt securities will be issued;

     - the date or dates on which the debt securities will mature;

     - the currency, currencies or currency units in which payments on the debt securities will be payable;

     - if other than the remaining outstanding principal amount, the principal amount of the debt securities that we will pay upon declaration of acceleration of their maturity;

     - the rate or rates at which the debt securities will bear interest, if any, or the method of determination of such rate or rates;

     - if applicable, the premium on the debt securities or the method of determination of such premium;

     - the date or dates from which the interest, if any, shall accrue, the dates on which the interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

     - the prices, if any, at which, and the dates at or after which, we may or must repay, repurchase or redeem the debt securities;

     - any right or requirement to convert the debt securities into, or exchange the debt securities for, shares of our common stock, preferred stock, other securities, property or cash, or a combination of any of them;

     - any sinking fund obligation with respect to the debt securities;

     - the exchanges, if any, on which the debt securities may be listed;

     - any addition to or change in the events of default, covenants or defeasance provisions in the indenture;

     - if applicable, certain additional material United States federal income tax consequences; and

     - any other material terms of the debt securities, consistent with the provisions of the indenture.

     The indenture will not contain any provisions that:

     - limit our ability to incur indebtedness; or

     - provide protection in the event we choose to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     Some of the debt securities may be issued as discounted debt securities, which are debt securities sold at a substantial discount below their stated principal amount. The prospectus supplement relating to any discounted series of debt securities will describe any special consequences applicable to discounted debt securities.

CONVERSION AND EXCHANGE

     We may issue debt securities that are convertible into or exchangeable for our common stock or preferred stock, other securities, property or cash, or a combination of any of them. The terms, if any, on which debt securities of any series will be convertible or exchangeable will be summarized in the prospectus supplement relating to those debt securities. Those terms may include provisions, as applicable, for conversion or exchange on a mandatory basis, at your option, or at our option, in which case the number of shares of our common stock or preferred stock, or the other securities, property or cash, to be received upon the conversion or exchange of those debt securities would be calculated according to the factors and at such time as summarized in the related prospectus supplement. The prospectus supplement will also summarize certain of the material United States federal income tax consequences applicable to any such convertible or exchangeable debt securities.

REOPENING OF ISSUE

     We may, from time to time, reopen an issue of debt securities and issue additional debt securities with the same terms (including maturity date and interest rate) as debt securities issued on an earlier date. After such additional debt securities are issued, they will be fungible with the debt securities issued on the earlier date to the extent specified in the applicable prospectus supplement.

RANKING

     The senior debt securities will be unsecured, and will rank equal in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The ranking of the subordinated debt securities will be described in the applicable prospectus supplement.

COVENANTS

     The indenture shall provide that for so long as any debt securities remain outstanding under the indenture, or any amount remains unpaid on any of the debt securities outstanding under the indenture, we will comply with the applicable terms of the covenants contained in the indenture and, with respect to a series of debt securities, such other covenants as may be provided in the terms of that series of debt securities and described in the applicable prospectus supplement. The prospectus supplement will summarize the covenants contained in the applicable indenture, which will include some or all of the following:

  PAYMENT OF SECURITIES

     We will duly and punctually pay the principal of and interest on the debt securities in accordance with the terms of the debt securities and the indenture.

  MAINTENANCE OF OFFICE OR AGENCY

     We will maintain in the Borough of Manhattan, the City of New York, and such other locations as may be required or specified in any prospectus supplement, an office or agency where the debt securities may be paid and notices and demands to or upon us in respect of the debt securities and the indentures may be served and an office or agency where debt securities may be surrendered for registration of transfer or exchange. We will give prompt written notice to the trustee of the location, and any change in the location, of each such office or agency. If at any time we shall fail to maintain any required office or agency or shall fail to furnish the trustee with the address of any required office or agency, all presentations, surrenders, notices and demands may be served at the office of the trustee.

  FURTHER ASSURANCES

     We will execute and deliver all documents, instruments and agreements, and do all other acts and things as may be reasonably required, to enable the trustee to exercise and enforce its rights under an indenture and under the documents, instruments and agreements required under the indenture and to carry out the intent of the indenture.

  SEC REPORTS

     We are subject to the informational reporting requirements of Sections 13 and 15(d) under the Securities Exchange Act and, in accordance with those requirements, we file certain reports and other information with the SEC. See "Where You Can Find More Information; Documents Incorporated By Reference." If Sections 13 and 15(d) cease to apply to us, so that we no longer file those reports or other information with the SEC, we will instead provide copies of the reports and information that would have been required under Sections 13 and 15(d) of the Securities Exchange Act to the trustee.

  COMPLIANCE CERTIFICATES

     We will file annually with the trustee a certificate describing any default, which is defined in the indenture as any event which is, or after notice or passage of time or both would be, an "event of default," in the performance of any conditions or covenants under the indenture and the status of any such default. We also must give the trustee written notice within 30 days of the occurrence of certain defaults under the indenture that could mature into events of default, as described under the caption "-- Events of Default" below.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     We will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to any person or persons in a single transaction or series of transactions, unless:

     - we are the surviving entity, or, if we are not the surviving entity, the surviving entity is a corporation or limited liability company organized and existing under the laws of the United States, any state or the District of Columbia;

     - the surviving entity assumes our obligations on each outstanding series of debt securities and executes a supplemental indenture which is delivered, and is in form and substance reasonably satisfactory, to the trustee;

     - immediately after giving effect to the transaction, no default shall have occurred and be continuing; and

     - we or the surviving entity deliver to the trustee an opinion of counsel stating that the transaction or series of transactions and the supplemental indenture, if any, complies with the applicable provisions of the indenture.

     If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our properties and assets occurs in accordance with the indenture, the surviving entity (if other than us) will succeed to, and be substituted for, and may exercise every right and power we have under the indenture with the same effect as if such surviving entity had originally been named in the indenture and, except for any lease, we will be discharged from all obligations and covenants under the indenture and the debt securities.

EVENTS OF DEFAULT

     The prospectus supplement will specify what events constitute events of default under the indenture with respect to a series of debt securities, which will include some or all of the following:

     - default for 30 days in payment of any interest installment due and payable on any debt securities of such series;

     - default in payment of principal or premium, if any, when due on the debt securities of such series;

     - default in the making of any sinking fund payment or analogous obligation on the debt securities of such series;

     - material default in our performance of any other covenant or agreement in respect of the debt securities of such series;

     - default in the payment when due (whether at maturity, upon redemption or acceleration or otherwise) of the principal or premium, if any, of any indebtedness for money borrowed by us or any of our significant subsidiaries (including any other series of debt securities issued under the indenture) in excess of $20,000,000 if such default shall continue unremedied or unwaived for more than 30 business days after the expiration of any grace period or extension of the time for payment; and

     - events of bankruptcy, insolvency and reorganization specified in the indenture.

     An event of default under one series of debt securities may, but will not necessarily, constitute an event of default under any other series of debt securities.

     The indenture will provide that if an event of default occurs and is continuing with respect to any series of debt securities, either the trustee or the registered holders of at least 25% in aggregate principal amount of that series of debt securities may declare the principal amount of those debt securities and any accrued and unpaid interest on those debt securities to be due and payable immediately. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to those debt securities have been cured (other than the nonpayment of principal of such debt securities which has become due solely by reason of the declaration of acceleration) then the declaration of acceleration shall be automatically annulled and rescinded.

     The indenture will require that we file annually with the trustee a certificate describing any default by us in the performance of any conditions or covenants that has occurred under the indenture and the status of such default. See "-- Covenants -- Compliance Certificates" above. We must give the trustee written notice within 30 days of any default under the indenture that could mature into an event of default described in the last two bullets above.

     The trustee will be entitled under the indenture, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the indenture at the direction of the registered holders of the debt securities or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The indenture will also provide that the registered holders of a majority in principal amount of the outstanding debt securities of any series issued under the indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to that series of debt securities. The trustee, however, may refuse to follow any such direction that conflicts with law or the indenture, is unduly prejudicial to the rights of other registered holders of that series of debt securities, or would involve the trustee in personal liability.

     The indenture will provide that while the trustee generally must mail notice of a default or an event of default to the registered holders of the debt securities of any series issued under the indenture within 90 days of the trustee's knowledge of its occurrence, the trustee may withhold notice of any default or event of default (except with respect to a default in payment on the debt securities) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of debt securities.

MODIFICATION OF THE INDENTURE

     We and the trustee may amend or supplement the indenture if the holders of a majority in principal amount of the outstanding debt securities of each series of debt securities affected by the amendment or supplement consent to it, except that no amendment or supplement may, without the consent of each affected registered holder of that series:

     - reduce the amount of principal we must repay or change the date of maturity;

     - reduce the rate or change the time of payment of interest;

     - change the currency of payment;

     - modify any redemption or repurchase right to the detriment of the holder;

     - reduce the percentage of the aggregate principal amount of debt securities needed to consent to an amendment or supplement; or

     - change the provisions of the indenture relating to waiver of past defaults, rights of registered holders of the debt securities to receive payments or amendments of the indenture that require the consent of registered holders of each affected series.

ACTIONS BY HOLDERS

     A holder of debt securities of a series may not pursue any remedy with respect to the indenture or such series (except a registered holder of debt securities of such series may bring an action for payment of overdue principal, premium, if any, or interest on its debt securities), unless:

     - the registered holder has given notice to the trustee of such series of a continuing event of default;

     - registered holders of at least 25% in principal amount of that series of debt securities have made a written request to the trustee of such series to pursue such remedy;

     - such registered holder or holders have offered the trustee of such series security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

     - the trustee of such series has not complied with such request within 60 days of such request and offer; and

     - the registered holders of a majority in principal amount of that series of debt securities have not given the trustee of such series an inconsistent direction during that 60-day period.

DEFEASANCE, DISCHARGE AND TERMINATION

  DEFEASANCE AND DISCHARGE

     Unless otherwise provided in the terms of the particular series of debt securities and described in the applicable prospectus supplement, we may discharge any and all of our obligations in respect of a series of debt securities, and the provisions of the indenture will no longer be in effect with respect to that series of debt securities (except for, among other matters, certain obligations to register the transfer or exchange of those debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies and to hold monies for payment in trust, and the rights of holders of that series to receive payments of principal, premium, if any, and interest), on the 123rd day after the date of the deposit with the trustee, in trust, of money or U.S. Government Obligations (as defined below) that, through the payment of interest, principal and premium, if any, in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on that series of debt securities, when due in accordance with the terms of the indenture and those debt securities. Such a trust may only be established if, among other things,

     - we shall have delivered to the trustee either:

      -- an opinion of outside counsel with respect to certain tax matters as described in the indenture, including that registered holders of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or

      -- a ruling of the U.S. Internal Revenue Service to that effect;

     - no default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of deposit;

     - the deposit shall not result in or constitute a default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound; and

     - we have delivered to the trustee an opinion of counsel stating that such conditions have been complied with.

     "U.S. Government Obligations" are defined under the indenture as securities that are (x) direct obligations of the United States for the payment of which its full faith and credit is pledged or (y) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States and which, in either case, are not callable or redeemable before their maturity.

  TERMINATION OF OBLIGATIONS IN CERTAIN CIRCUMSTANCES

     Unless otherwise provided in the terms of the particular series of debt securities and described in the applicable prospectus supplement, we may at any time discharge any and all obligations in respect of a series of debt securities and the provisions of the indenture will no longer be in effect with respect to that series of debt securities (except to the extent provided under "-- Defeasance and Discharge" above) if that series of debt securities matures within one year of such time and we deposit with the trustee, in trust, money or U.S. Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on that series of debt securities when due in accordance with the terms of the indenture and that series of debt securities. Such a trust may only be established if, among other things:

     - no default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit;

     - the deposit will not result in or constitute a default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound; and

     - we have delivered to the trustee an opinion of counsel stating that such conditions have been complied with.

     Pursuant to this provision, we are not required to deliver an opinion of counsel to the effect that registered holders of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and termination, and there is no assurance that registered holders of that series would not recognize income, gain or loss for U.S. federal income tax purposes as a result thereof or that they would be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and termination had not occurred.

  DEFEASANCE OF COVENANTS AND RELATED EVENTS OF DEFAULT

     The terms of a series of debt securities may provide for the defeasance of covenants and related events of default with respect to that series of debt securities on the 123rd day after the date of the deposit with the trustee, in trust, of money or U.S. Government Obligations that, through the payment of interest, principal and premium, if any, in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on that series of debt securities, when due in accordance with the terms of the indenture and those debt securities. Such a trust may only be established if, among other things:

     - we shall have delivered to the trustee an opinion of outside counsel with respect to certain tax matters as described in the indenture, including that registered holders of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

     - no default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of deposit;

     - the deposit shall not result in or constitute a default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound; and

     - we have delivered to the trustee an opinion of counsel stating that such conditions have been complied with.

     The prospectus supplement relating to that series of debt securities will describe the covenants and related events of default with respect to that series which may be defeased pursuant to this provision.

UNCLAIMED MONEY

     Subject to any applicable abandoned property law, the indenture will provide that the trustee will pay to us upon request any money held by the trustee for the payment of principal, premium, if any, or interest that remains unclaimed for two years. After payment to us, registered holders of debt securities entitled to such money must look to us for payment as general creditors.

GOVERNING LAW

     The laws of the state of New York will govern the indenture and each series of debt securities.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     The following is a general description of the trust preferred securities and related guarantee to which this prospectus and any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the trust preferred securities and guarantee offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those trust preferred securities.

GENERAL

     Each of the TRMK Trusts may issue from time to time trust preferred securities representing undivided beneficial interests in the assets of the trust under its declaration of trust, as it may be amended and restated from time to time. Such trust preferred securities will be unconditionally and irrevocably guaranteed, to the extent funds are available, by Trustmark, as described in "Description Of Guarantees" and "Relationship Among The Trust Preferred Securities, The Corresponding Junior Subordinated Debt Securities And The Guarantee," below. Each trust will use the proceeds from the sale of its trust preferred securities to purchase debt securities from Trustmark, which may be distributed to holders of the trust preferred and trust common securities either upon dissolution of the trust or upon the occurrence of events that will be described in the applicable prospectus supplement. When a trust issues its trust preferred securities, you and the other holders of the trust preferred securities will own all of the issued and outstanding trust preferred securities of the trust. Trustmark will acquire all of the issued and outstanding trust common securities of each trust, representing an undivided beneficial interest in the assets of the trust of at least 3% of the total capital of such trust.

     The following description of trust preferred securities and related guarantees is subject to the detailed provisions of the applicable declaration of trust (as it may be amended and restated from time to time) and guarantee. A copy of the applicable declaration of trust has been filed as an exhibit to the registration statement of which this prospectus is a part and the form of guarantee will be filed with the applicable prospectus supplement. Whenever particular provisions of a declaration of trust or guarantee, or terms defined therein, are referred to, those provisions or definitions are incorporated by reference herein and such descriptions are qualified in their entirety by such reference. We urge you to read the declaration of trust and the guarantee because they, and not this description, describe every detail of the terms of the trust preferred securities and related guarantees.

TERMS APPLICABLE TO THE TRUST PREFERRED SECURITIES

     The prospectus supplement relating to the issuance of trust preferred securities by a trust will include specific terms relating to the offering. These terms will include some or all of the following:

     - the designation of the trust preferred securities;

     - the number of trust preferred securities issued by the trust;

     - the annual distribution rate and any conditions upon which distributions are payable, the distribution payment dates, the record dates for distribution payments and the additional amounts, if any, that may be payable with respect to the trust preferred securities;

     - whether distributions will be cumulative and compounding and, if so, the dates from which distributions will be cumulative or compounded;

     - the amounts that will be paid out of the assets of the trust, after the satisfaction of liabilities to creditors of the trust, to the holders of trust preferred securities upon dissolution;

     - any repurchase, redemption or exchange provisions;

     - any preference or subordination rights upon a default or liquidation of the trust;

     - any voting rights of the trust preferred securities in addition to those required by law;

     - if applicable, a discussion of certain material United States federal income tax consequences of owning the trust preferred securities;

     - any rights to defer distributions on the trust preferred securities by extending the interest payment period on the debt securities; and

     - any other relevant terms, rights, preferences, privileges, limitations or restrictions of the trust preferred securities.

     The administrative trustees, on behalf of the trust and pursuant to the declaration of trust, will issue one class of trust preferred securities and one class of trust common securities. The trust securities will represent undivided beneficial ownership interests in the assets of the trust.

     Except as described in the applicable prospectus supplement, the trust preferred securities will rank equally, and payments will be made thereon proportionately, with the trust common securities. The property trustee of the trust will hold legal title to the debt securities in trust for the benefit of the holders of the trust securities. Trustmark will execute a guarantee agreement for the benefit of the holders of the trust preferred securities. The guarantee will not guarantee the payment of distributions (as defined below) or any amounts payable on redemption or liquidation of the trust preferred securities when the trust does not have funds on hand available to make such payments.

INFORMATION CONCERNING THE TRUSTEE

     The trustee of each TRMK Trust undertakes to perform such duties and only such duties as are specifically set forth in the declaration of trust. Trustmark may appoint or remove any trustee of any TRMK Trust at any time, with or without cause, subject to the requirements of the Delaware Statutory Trust Act.

OBLIGATIONS OF TRUSTMARK WITH RESPECT TO THE TRMK TRUSTS

     Trustmark, as the holder of the trust common securities, will be responsible for filing on behalf of each TRMK Trust: all prospectus supplements and other filings with the SEC regarding the trust preferred securities; a listing application and all other applications, statements, certificates, agreements and other instruments necessary for the listing of the trust preferred securities on the New York Stock Exchange or any other exchange or the quotation of the trust preferred securities on any securities association; and any other applications, statements, certificates, agreements or other instruments as may be required by federal, state or local law.

     Trustmark, as holder of the trust common securities, will pay all debts and obligations and all costs and expenses of each TRMK Trust, including, but not limited to, all costs and expenses relating to the organization of each TRMK Trust, the fees and expenses of the trustees and all costs and expenses relating to the operation of such TRMK Trust, and to pay any and all taxes, duties, assessments or other governmental charges of whatever nature imposed on each TRMK Trust by the United States or any other taxing authority. Trustmark will indemnify the trustees of each TRMK Trust for any and all damages, liabilities and other costs (including reasonable attorneys' fees) to the extent that any such damages, liabilities and costs arise out of or are imposed with respect to the performance of the obligations set forth in the declaration of trust, the creation or operation of the applicable TRMK Trust or the issuance of the trust preferred securities.

GOVERNING LAW

     The laws of the state of Delaware will govern each TRMK Trust and the trust preferred securities.

               DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

     The following is a general description of the junior subordinated debt securities to which this prospectus and any prospectus supplement may relate. The applicable prospectus supplement will describe the specific terms of the junior subordinated debt securities offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those junior subordinated debt securities.

     The following description of the junior subordinated debt securities is subject to the detailed provisions of the proposed indenture for the junior subordinated debt securities. A copy of the form of indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The indenture will be qualified under the Trust Indenture Act. Whenever particular provisions of the indenture or terms defined in the indenture are referred to, those provisions or definitions are incorporated by reference herein and such descriptions are qualified in their entirety by such reference. We urge you to read the form of indenture because the indenture, and not this description, defines your rights as a holder of junior subordinated debt securities, and will describe in detail the terms of the junior subordinated debt securities summarized below. The summary below of the general terms of the junior subordinated debt securities will be supplemented by the more specific terms in a prospectus supplement. Unless otherwise stated herein or in an applicable prospectus supplement, the following indenture description will apply to both senior and subordinated debt securities.

TERMS APPLICABLE TO DEBT SECURITIES

     The prospectus supplement for a particular series of junior subordinated debt securities will specify the terms of the series of junior subordinated debt securities. These terms will include some or all of the following:

     - the classification of the offered junior subordinated debt securities and the subordination provisions that will apply;

     - the specific designation, the aggregate principal amount, the purchase price and the authorized denominations of the offered junior subordinated debt securities;

     - the percentage of the principal amount at which the junior subordinated debt securities will be issued;

     - the date or dates on which the junior subordinated debt securities will mature;

     - the currency, currencies or currency units in which payments on the junior subordinated debt securities will be payable;

     - if other than the remaining outstanding principal amount, the principal amount of the junior subordinated debt securities that we will pay upon declaration of acceleration of their maturity;

     - the rate or rates at which the junior subordinated debt securities will bear interest, if any, or the method of determination of such rate or rates;

     - if applicable, the premium on the junior subordinated debt securities or the method of determination of such premium;

     - the date or dates from which the interest, if any, shall accrue, the dates on which the interest, if any, will be payable and the method of determining holders to whom any of the interest shall be payable;

     - the prices, if any, at which, and the dates at or after which, we may or must repay, repurchase or redeem the junior subordinated debt securities;

     - any right or requirement to convert the junior subordinated debt securities into, or exchange the debt securities for, shares of our common stock, preferred stock, other securities, property or cash, or a combination of any of them;

     - any sinking fund obligation with respect to the junior subordinated debt securities;

     - the exchanges, if any, on which the debt securities may be listed;

     - any addition to or change in the events of default, covenants or defeasance provisions in the indenture;

     - if applicable, certain additional material United States federal income tax consequences; and

     - any other material terms of the debt securities, consistent with the provisions of the indenture.

     The indenture will not contain any provisions that:

     - limit our ability to incur indebtedness; or

     - provide protection in the event we choose to engage in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

     Unless otherwise specified in the prospectus supplement, we will compute interest payments on the basis of a 360-day year consisting of twelve 30-day months.

     Some of the junior subordinated debt securities may be issued as discounted securities, which are debt securities sold at a substantial discount below their stated principal amount. The prospectus supplement relating to any discounted series of junior subordinated debt securities will describe any special consequences applicable to discounted debt securities.

REOPENING OF ISSUE

     We may, from time to time, reopen an issue of junior subordinated debt securities and issue additional junior subordinated debt securities with the same terms (including maturity date and interest rate) as junior subordinated debt securities issued on an earlier date. After such additional junior subordinated debt securities are issued, they will be fungible with the junior subordinated debt securities issued on the earlier date to the extent specified in the applicable prospectus supplement.

RANKING

     The ranking of the junior subordinated debt securities will be described in the applicable prospectus supplement.

COVENANTS

     The indenture shall provide that for so long as any junior subordinated debt securities remain outstanding under the indenture, or any amount remains unpaid on any of the junior subordinated debt securities outstanding under the indenture, we will comply with the applicable terms of the covenants contained in the indenture and, with respect to a series of debt securities, such other covenants as may be provided in the terms of that series of junior subordinated debt securities and described in the applicable prospectus supplement. The indenture shall contain the following covenants:

  PAYMENT OF SECURITIES

     We will duly and punctually pay the principal of and interest on the junior subordinated debt securities in accordance with the terms of the debt securities and the indenture.

  MAINTENANCE OF OFFICE OR AGENCY

     We will maintain in the Borough of Manhattan, the City of New York, and such other locations as may be required or specified in any prospectus supplement, an office or agency where the junior subordinated debt securities may be paid and notices and demands to or upon us in respect of the junior subordinated debt securities and the indentures may be served and an office or agency where junior subordinated debt securities may be surrendered for registration of transfer or exchange. We will give prompt written notice to the trustee of the location, and any change in the location, of each such office or agency. If at any time we shall fail to maintain any required office or agency or shall fail to furnish the trustee with the address of any required office or agency, all presentations, surrenders, notices and demands may be served at the office of the trustee.

  FURTHER ASSURANCES

     We will execute and deliver all documents, instruments and agreements, and do all other acts and things as may be reasonably required, to enable the trustee to exercise and enforce its rights under an indenture and under the documents, instruments and agreements required under the indenture and to carry out the intent of the indenture.

  SEC REPORTS

     We are subject to the informational reporting requirements of Sections 13 and 15(d) under the Securities Exchange Act and, in accordance with those requirements, we file certain reports and other information with the SEC. See "Where You Can Find More Information; Documents Incorporated By

Reference." If Sections 13 and 15(d) cease to apply to us, so that we no longer file those reports or other information with the SEC, we will instead provide copies of the reports and information that would have been required under Sections 13 and 15(d) of the Securities Exchange Act to the trustee.

  COMPLIANCE CERTIFICATES

     We will file annually with the trustee a certificate describing any default, which is defined in the indenture as any event which is, or after notice or passage of time or both would be, an "event of default," in the performance of any conditions or covenants under the indenture and the status of any such default. We also must give the trustee written notice within 30 days of the occurrence of certain defaults under the indenture that could mature into events of default, as described under the caption "-- Events of Default" below.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     We will not consolidate or combine with or merge with or into or, directly or indirectly, sell, assign, convey, lease, transfer or otherwise dispose of all or substantially all of our properties and assets to any person or persons in a single transaction or series of transactions, unless:

     - we are the surviving entity, or, if we are not the surviving entity, the surviving entity is a corporation or limited liability company organized and existing under the laws of the United States, any state or the District of Columbia;

     - the surviving entity assumes our obligations on each outstanding series of junior subordinated debt securities and executes a supplemental indenture which is delivered, and is in form and substance reasonably satisfactory, to the trustee;

     - immediately after giving effect to the transaction, no default shall have occurred and be continuing; and

     - we or the surviving entity deliver to the trustee an opinion of counsel stating that the transaction or series of transactions and the supplemental indenture, if any, complies with the applicable provisions of the indenture.

     If any consolidation or merger or any sale, assignment, conveyance, lease, transfer or other disposition of all or substantially all of our properties and assets occurs in accordance with the indenture, the surviving entity (if other than us) will succeed to, and be substituted for, and may exercise every right and power we have under the indenture with the same effect as if such surviving entity had originally been named in the indenture and, except for any lease, we will be discharged from all obligations and covenants under the indenture and the debt securities.

EVENTS OF DEFAULT

     The prospectus supplement will specify what events constitute events of default under the indenture with respect to a series of junior subordinated debt securities, which will include some or all of the following:

     - default for 30 days in payment of any interest installment due and payable on any junior subordinated debt securities of such series;

     - default in payment of principal or premium, if any, when due on the junior subordinated debt securities of such series;

     - default in the making of any sinking fund payment or analogous obligation on the junior subordinated debt securities of such series;

     - material default in our performance of any other covenant or agreement in respect of the junior subordinated debt securities of such series for 60 days after written notice has been given either to us by the trustee, or to us and the trustee by the holders of at least 25% in aggregate principal amount of the junior subordinated debt securities of such series then outstanding;

     - default in the payment when due (whether at maturity, upon redemption or acceleration or otherwise) of the principal or premium, if any, of any indebtedness for money borrowed by us or any of our significant subsidiaries (including any other series of debt securities issued under the indenture) in excess of $20,000,000 if such default shall continue unremedied or unwaived for more than 30 business days after the expiration of any grace period or extension of the time for payment; and

     - events of bankruptcy, insolvency and reorganization specified in the indenture.

     An event of default under one series of junior subordinated debt securities may, but will not necessarily, constitute an event of default under any other series of debt securities.

     The indenture will provide that if an event of default occurs and is continuing with respect to any series of junior subordinated debt securities, either the trustee or the registered holders of at least 25% in aggregate principal amount of that series of junior subordinated debt securities may declare the principal amount of those junior subordinated debt securities and any accrued and unpaid interest on those junior subordinated debt securities to be due and payable immediately. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to those junior subordinated debt securities have been cured (other than the nonpayment of principal of such debt securities which has become due solely by reason of the declaration of acceleration) then the declaration of acceleration shall be automatically annulled and rescinded.

     The indenture will require that we file annually with the trustee a certificate describing any default by us in the performance of any conditions or covenants that has occurred under the indenture and the status of such default. See "-- Covenants -- Compliance Certificates" above. We must give the trustee written notice within 30 days of any default under the indenture that could mature into an event of default described in the last two bullets above.

     The trustee will be entitled under the indenture, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the indenture at the direction of the registered holders of the junior subordinated debt securities or which requires the trustee to expend or risk its own funds or otherwise incur any financial liability. The indenture will also provide that the registered holders of a majority in principal amount of the outstanding junior subordinated debt securities of any series issued under the indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to that series of junior subordinated debt securities. The trustee, however, may refuse to follow any such direction that conflicts with law or the indenture, is unduly prejudicial to the rights of other registered holders of that series junior subordinated debt securities, or would involve the trustee in personal liability.

     The indenture will provide that while the trustee generally must mail notice of a default or an event of default to the registered holders of the junior subordinated debt securities of any series issued under the indenture within 90 days of the trustee's knowledge of its occurrence, the trustee may withhold notice of any default or event of default (except with respect to a default in payment on the debt securities) if the trustee in good faith determines that the withholding of such notice is in the interest of the registered holders of that series of junior subordinated debt securities.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     If an event of default with respect to a series of corresponding junior subordinated debt securities has occurred and is continuing and such event is attributable to the failure of Trustmark to pay interest or principal on such corresponding junior subordinated debt securities on the date such interest or principal is due and payable, a holder of the related trust preferred securities may institute a suit directly against Trustmark for enforcement of payment to such holder of principal of (and premium, if any) and interest on such corresponding junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of the related trust preferred securities of such holder. Trustmark may not amend the indenture related to the corresponding junior subordinated debt securities to remove the foregoing right to bring a direct action without the prior consent of the holders of all of the related trust preferred securities outstanding until the principal (and premium, if any) of the corresponding junior subordinated debt securities and all accrued unpaid interest thereon have been paid in full.

     The holders of such related trust preferred securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the junior subordinated debt securities unless there shall have been an event of default under the applicable trust agreement.

MODIFICATION OF THE INDENTURE

     We and the trustee may amend or supplement the indenture if the holders of a majority in principal amount of the outstanding junior subordinated debt securities of each series of junior subordinated debt securities affected by the amendment or supplement consent to it, except that no amendment or supplement may, without the consent of each affected registered holder of that series:

     - reduce the amount of principal we must repay or change the date of maturity;

     - reduce the rate or change the time of payment of interest;

     - change the currency of payment;

     - modify any redemption or repurchase right to the detriment of the holder;

     - reduce the percentage of the aggregate principal amount of junior subordinated debt securities needed to consent to an amendment or supplement; or

     - change the provisions of the indenture relating to waiver of past defaults, rights of registered holders of the debt securities to receive payments or amendments of the indenture that require the consent of registered holders of each affected series.

ACTIONS BY HOLDERS

     A holder of junior subordinated debt securities of a series may not pursue any remedy with respect to the indenture or such series (except a registered holder of junior subordinated debt securities of such series may bring an action for payment of overdue principal, premium, if any, or interest on its debt securities), unless:

     - the registered holder has given notice to the trustee of such series of a continuing event of default;

     - registered holders of at least 25% in principal amount of that series of junior subordinated debt securities have made a written request to the trustee of such series to pursue such remedy;

     - such registered holder or holders have offered the trustee of such series security or indemnity reasonably satisfactory to the trustee against any loss, liability or expense;

     - the trustee of such series has not complied with such request within 60 days of such request and offer; and

     - the registered holders of a majority in principal amount of that series of junior subordinated debt securities have not given the trustee of such series an inconsistent direction during that 60-day period.

DEFEASANCE, DISCHARGE AND TERMINATION

 DEFEASANCE AND DISCHARGE

     Unless otherwise provided in the terms of the particular series of junior subordinated debt securities and described in the applicable prospectus supplement, we may discharge any and all of our obligations in respect of a series of junior subordinated debt securities, and the provisions of the indenture will no longer be in effect with respect to that series of junior subordinated debt securities (except for, among other matters, certain obligations to register the transfer or exchange of those junior subordinated debt securities, to replace stolen, lost or mutilated junior subordinated debt securities, to maintain paying agencies and to hold monies for payment in trust, and the rights of holders of that series to receive payments of principal, premium, if any, and interest), on the 123rd day after the date of the deposit with the trustee, in trust, of money or U.S. Government Obligations (as defined below) that, through the payment of interest, principal and premium, if any, in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on that series of junior subordinated debt securities, when due in accordance with the terms of the indenture and those junior subordinated debt securities. Such a trust may only be established if, among other things,

     - we shall have delivered to the trustee either:

      - an opinion of outside counsel with respect to certain tax matters as described in the indenture, including that registered holders of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or

      - a ruling of the U.S. Internal Revenue Service to that effect;

     - no default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of deposit;

     - the deposit shall not result in or constitute a default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound; and

     - we have delivered to the trustee an opinion of counsel stating that such conditions have been complied with.

     "U.S. Government Obligations" are defined under the indenture as securities that are (x) direct obligations of the United States for the payment of which its full faith and credit is pledged or (y) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States and which, in either case, are not callable or redeemable before their maturity.

 TERMINATION OF OBLIGATIONS IN CERTAIN CIRCUMSTANCES

     Unless otherwise provided in the terms of the particular series of junior subordinated debt securities and described in the applicable prospectus supplement, we may at any time discharge any and all obligations in respect of a series of junior subordinated debt securities and the provisions of the indenture will no longer be in effect with respect to that series of junior subordinated debt securities (except to the extent provided under "-- Defeasance and Discharge" above) if that series of junior subordinated debt securities matures within one year of such time and we deposit with the trustee, in trust, money or U.S. Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on that series of junior subordinated debt securities when due in accordance with the terms of the indenture and that series of junior subordinated debt securities. Such a trust may only be established if, among other things:

     - no default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit;

     - the deposit will not result in or constitute a default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound; and

     - we have delivered to the trustee an opinion of counsel stating that such conditions have been complied with.

     Pursuant to this provision, we are not required to deliver an opinion of counsel to the effect that registered holders of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and termination, and there is no assurance that registered holders of that series would not recognize income, gain or loss for U.S. federal income tax purposes as a result thereof or that they would be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and termination had not occurred.

 DEFEASANCE OF COVENANTS AND RELATED EVENTS OF DEFAULT

     The terms of a series of junior subordinated debt securities may provide for the defeasance of covenants and related events of default with respect to that series of junior subordinated debt securities on the 123rd day after the date of the deposit with the trustee, in trust, of money or U.S. Government Obligations that, through the payment of interest, principal and premium, if any, in accordance with their terms, will provide money in an amount sufficient to pay the principal, premium, if any, and interest on that series of junior subordinated debt securities, when due in accordance with the terms of the indenture and those junior subordinated debt securities. Such a trust may only be established if, among other things:

     - we shall have delivered to the trustee an opinion of outside counsel with respect to certain tax matters as described in the indenture, including that registered holders of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred;

     - no default under the indenture with respect to that series shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after the date of deposit;

     - the deposit shall not result in or constitute a default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound; and

     - we have delivered to the trustee an opinion of counsel stating that such conditions have been complied with.

     The prospectus supplement relating to that series of junior subordinated debt securities will describe the covenants and related events of default with respect to that series which may be defeased pursuant to this provision.

UNCLAIMED MONEY

     Subject to any applicable abandoned property law, the indenture will provide that the trustee will pay to us upon request any money held by the trustee for the payment of principal, premium, if any, or interest that remains unclaimed for two years. After payment to us, registered holders of junior subordinated debt securities entitled to such money must look to us for payment as general creditors.

CONCERNING THE TRUSTEE AND PAYING AGENT

     Wilmington Trust Company will initially act as trustee and paying agent for the junior subordinated debt securities.

     We will describe in the prospectus supplement any material business and other relationships (including additional trusteeships) other than ordinary banking relationships and the trusteeship under the indenture, between us and any of our affiliates, on the one hand, and each trustee and paying agent under the indenture, on the other hand.

     The holders of a majority in principal amount of the outstanding junior subordinated debt securities of a series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to that series, subject to exceptions described in the indenture. If an event of default occurs and is not cured, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his or her own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of junior subordinated debt securities, unless such holder shall have offered to the trustee security and indemnity satisfactory to the trustee against any loss, liability or expense and then only to the extent required by the terms of the indenture.

SUBORDINATION

     Trustmark covenants and agrees, and each holder of a junior subordinated debt security, by its acceptance thereof, likewise covenants and agrees, that the payment of the principal of (and premium, if any) and interest on each and all of the junior subordinated debt securities are hereby expressly made subordinate and junior in right of payment to the prior payment in full of all amounts then due and payable in respect of all senior debt.

     In the event of:

     - any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Trustmark, its creditors or its property,

     - any proceeding for the liquidation, dissolution, or other winding up of Trustmark, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

     - any assignment by Trustmark for the benefit of creditors or

     - any other marshaling of the assets of Trustmark (each such event, if any, herein sometimes referred to as a "Proceeding"),

then the holders of senior debt shall be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such senior debt, or provision shall be made for such payment in cash or cash equivalents or otherwise in a manner satisfactory to the holders of senior debt, before the holders of the junior subordinated debt securities are entitled to receive or retain any payment or distribution of any kind or character, whether in cash, property or securities (including any payment or distribution which may be payable or deliverable by reason of the payment of any other debt of Trustmark (including any series of the junior subordinated debt securities) subordinated to the payment of the junior subordinated debt securities, such payment or distribution being hereinafter referred to as a "Junior Subordinated Payment"), on account of principal of (or premium, if any) or interest on the junior subordinated debt securities or on account of the purchase or other acquisition of junior subordinated debt securities by Trustmark or any subsidiary and to that end the holders of senior debt shall be entitled to receive, for application to the payment thereof, any payment or distribution of any kind or character, whether in cash, property or securities, including any Junior Subordinated Payment, which may be payable or deliverable in respect of the junior subordinated debt securities in any such Proceeding; provided, however, that holders of senior debt shall not be entitled to receive payment of any such amounts to the extent that such holders would be required by the subordination provisions of such senior debt to pay such amounts over to the obligees on trade accounts payable or other liabilities arising in the ordinary course of business. In the event that, notwithstanding the foregoing provisions, the trustee of the junior subordinated debt securities or the holder of any junior subordinated debt securities shall have received any payment or distribution of assets of Trustmark of any kind or character, whether in cash, property or securities, including any Junior Subordinated Payment, before all senior debt is paid in full or payment thereof is provided for in cash or cash equivalents or otherwise in a manner satisfactory to the holders of senior debt, then and in such event such payment or distribution shall be paid over or delivered forthwith to the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee, agent or other person making payment or distribution of assets of Trustmark for application to the payment of all senior debt remaining unpaid, to the extent necessary to pay all senior debt in full, after giving effect to any concurrent payment or distribution to or for the holders of senior debt.

TRUST EXPENSES

     Trustmark, as holder of the trust common securities, will pay all debts and obligations and all costs and expenses of each TRMK Trust, including, but not limited to, all costs and expenses relating to the organization of each TRMK Trust, the fees and expenses of the trustees and all costs and expenses relating to the operation of such TRMK Trust, and to pay any and all taxes, duties, assessments or other governmental charges of whatever nature imposed on each TRMK Trust by the United States or any other taxing authority.

INFORMATION CONCERNING THE TRUSTEE

     The trustee of each TRMK Trust undertakes to perform such duties and only such duties as are specifically set forth in the indenture related to the junior subordinated debt securities, and no implied covenants or obligations shall be read into the indenture against the trustee. The trustee shall be under no obligation to exercise any of the rights or powers vested in it by the indenture related to the junior subordinated debt securities at the request or direction of any of the holders of junior subordinated debt securities pursuant to the indenture, unless such holders shall have offered to the trustee security or indemnity satisfactory to it against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

GOVERNING LAW

     The laws of the state of New York will govern the indenture and each series of junior subordinated debt securities.

                           DESCRIPTION OF GUARANTEES

     A guarantee will be executed and delivered by Trustmark at the same time each TRMK Trust issues its trust preferred securities. Each guarantee is for the benefit of the holders from time to time of such trust preferred securities. Wilmington Trust Company, as guarantee trustee, will hold the guarantee for the benefit of the holders of the related TRMK Trust's trust preferred securities for the purposes of compliance with the Trust Indenture Act. Each guarantee will be qualified as an indenture under the Trust Indenture Act.

     This summary of certain terms and provisions of the guarantees is not complete. For a complete description, you should read each guarantee. The form of guarantee will be filed with the applicable prospectus supplement.

     References to trust preferred securities include the trust preferred issued by the related TRMK Trust to which a guarantee relates.

     Trustmark will irrevocably and unconditionally guarantee payments on the trust preferred securities of each of the TRMK Trusts to the extent funds are available, as described in this section. The guarantee covers the following payments:

     - periodic cash distributions on the trust preferred securities out of funds held by the property trustee of the TRMK Trust;

     - payments on dissolution of the TRMK Trust; and

     - payments on redemption of trust preferred securities of the TRMK Trust.

     Selected provisions of the guarantee are summarized below. This summary is not complete. For a complete description, we encourage you to read the guarantee, the form of which will be filed as an exhibit to the applicable prospectus supplement.

     Trustmark will irrevocably and unconditionally agree to pay you in full the following amounts to the extent not paid by a TRMK Trust:

     - any accumulated and unpaid distributions and any additional amounts with respect to the trust preferred securities and any redemption price for trust preferred securities called for redemption by the TRMK Trust, but only to the extent that the TRMK Trust has sufficient funds for the payment of such distributions or such additional amounts;

     - payments upon the dissolution of the TRMK Trust equal to the lesser of:
       (a) the liquidation amount plus all accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent the TRMK Trust has funds legally available for those payments; and (b) the amount of assets of the TRMK Trust remaining legally available for distribution to the holders of trust preferred securities in liquidation of the TRMK Trust.

     Trustmark will not be required to make these liquidation payments if:

     - the TRMK Trust distributes the debt securities to the holders of trust preferred securities in exchange for its trust preferred securities; or

     - the TRMK Trust redeems its trust preferred securities in full upon the maturity or redemption of the debt securities.

     Trustmark may satisfy its obligation to make a guarantee payment either by making payment directly to the holders of trust preferred securities or to the guarantee trustee for remittance to the holders or by causing the applicable TRMK Trust to make the payment to the holders.

     Each guarantee is a guarantee from the time of issuance of the applicable series of trust preferred securities. THE GUARANTEE ONLY COVERS, HOWEVER, DISTRIBUTIONS AND OTHER PAYMENTS ON TRUST PREFERRED SECURITIES IF AND TO THE EXTENT THAT TRUSTMARK HAS MADE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES TO THE APPLICABLE PROPERTY TRUSTEE. IF TRUSTMARK DOES NOT MAKE THOSE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES, THE APPLICABLE TRMK TRUST WILL NOT HAVE FUNDS AVAILABLE FOR PAYMENTS AND TRUSTMARK WILL HAVE NO OBLIGATION TO MAKE A GUARANTEE PAYMENT.

     Trustmark's obligations under the declaration of trust for each TRMK Trust, the guarantee, the debt securities and the associated indenture taken together will provide a full and unconditional guarantee of payments due on the trust preferred securities. We will describe the specific terms of the guarantee in a prospectus supplement. See "Relationship Among The Trust Preferred Securities, The Corresponding Junior Subordinated Debt Securities And The Guarantees" for a discussion of other important terms and conditions of the guarantee.

COVENANTS OF TRUSTMARK

     In each guarantee, Trustmark will agree that, as long as trust preferred securities issued by any TRMK Trust are outstanding, it will:

     - remain the sole direct or indirect owner of all the outstanding common securities of that TRMK Trust, except as permitted by the applicable declaration of trust;

     - permit the trust common securities of that TRMK Trust to be transferred only as permitted by the declaration of trust; and

     - use reasonable efforts to cause that TRMK Trust to continue to be treated as a grantor trust for United States federal income tax purposes, except in connection with a distribution of debt securities to the holders of trust preferred securities as provided in the declaration of trust, in which case the TRMK Trust would be dissolved.

AMENDMENTS AND ASSIGNMENTS

     Trustmark and the guarantee trustee may amend each guarantee without the consent of any holder of trust preferred securities if the amendment does not adversely affect the rights of the holders in any material respect. In all other cases, Trustmark and the guarantee trustee may amend each guarantee only with the prior approval of the holders of at least a majority of outstanding trust preferred securities issued by the applicable TRMK Trust.

     Trustmark may assign its obligations under the guarantees only in connection with a consolidation, merger or asset sale involving Trustmark that is permitted under the indenture governing the debt securities.

TERMINATION OF THE GUARANTEE

     A guarantee will terminate upon:

     - full payment of the redemption price of all trust preferred securities of the applicable TRMK Trust;

     - distribution of the related debt securities, or any securities into which those debt securities are convertible, to the holders of the trust preferred securities and trust common securities of that TRMK Trust in exchange for all the securities issued by that TRMK Trust; or

     - full payment of the amounts payable upon liquidation of that TRMK Trust.

     Each guarantee will, however, continue to be effective or will be reinstated if any holder of trust preferred securities must repay any amounts paid on those trust preferred securities or under the guarantee.

STATUS OF THE GUARANTEE

     Trustmark's obligations under each guarantee will be unsecured and effectively junior to all debt and preferred stock of its subsidiaries. BY YOUR ACCEPTANCE OF THE TRUST PREFERRED SECURITIES, YOU AGREE TO ANY SUBORDINATION PROVISIONS AND OTHER TERMS OF THE RELATED GUARANTEE. We will specify in a prospectus supplement the ranking of each guarantee with respect to Trustmark's capital stock and other liabilities, including other guarantees.

     Each guarantee will be deposited with the guarantee trustee to be held for your benefit. The guarantee trustee will have the right to enforce the guarantee on your behalf. In most cases, the holders of a majority of outstanding trust preferred securities issued by the applicable TRMK Trust will have the right to direct the time, method and place of:

     - conducting any proceeding for any remedy available to the applicable guarantee trustee; or

     - exercising any trust or other power conferred upon that guarantee trustee under the applicable guarantee.

     Each guarantee will constitute a guarantee of payment and not merely of collection. This means that the guarantee trustee may institute a legal proceeding directly against Trustmark to enforce the payment rights under the guarantee without first instituting a legal proceeding against any other person or entity.

     If the guarantee trustee fails to enforce the guarantee or Trustmark fails to make a guarantee payment, you may institute a legal proceeding directly against Trustmark to enforce your rights under that guarantee without first instituting a legal proceeding against the applicable TRMK Trust, the guarantee trustee or any other person or entity.

PERIODIC REPORTS UNDER THE GUARANTEE

     Trustmark will be required to provide annually to the guarantee trustee a statement as to its performance of its obligations and its compliance with all conditions under the guarantees.

DUTIES OF GUARANTEE TRUSTEE

     The guarantee trustee normally will perform only those duties specifically set forth in the applicable guarantee. The guarantees do not contain any implied covenants. If a default occurs on a guarantee, the guarantee trustee will be required to use the same degree of care and skill in the exercise of its powers under the guarantee as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. The guarantee trustee will exercise any of its rights or powers under the guarantee at the request or direction of holders of the applicable series of trust preferred securities only if it is offered security and indemnity satisfactory to it.

GOVERNING LAW

     The laws of the state of New York will govern the guarantees.

      RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE CORRESPONDING
             JUNIOR SUBORDINATED DEBT SECURITIES AND THE GUARANTEES

     To the extent set forth in the guarantee and to the extent funds are available, Trustmark will irrevocably guarantee the payment of distributions and other amounts due on the trust securities as and to the extent set forth under "Description Of Guarantees." Taken together, our obligations under the declaration of trust for each TRMK Trust, the debt securities, the indenture and the guarantee provide a full and unconditional guarantee of payments of distributions and other amounts due on the trust securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that provides a full, irrevocable and unconditional guarantee of the TRMK Trust's obligations under the trust securities.

     If and to the extent we do not make payments on the debt securities, the TRMK Trust will not have sufficient funds to pay distributions or other amounts due on the trust securities. The guarantee does not cover any payment of distributions or other amounts due on the trust securities unless the TRMK Trust has sufficient funds for the payment of such distributions or other amounts. In such event, a holder of trust securities may institute a legal proceeding directly against us to enforce payment of such distributions or other amounts to such holder after the respective due dates.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other amounts are made when due on the debt securities, such payments will be sufficient to cover distributions and payments due on the trust securities of a TRMK Trust because of the following factors:

     - the aggregate principal amount of the debt securities will at least be equal to the sum of the aggregate stated liquidation amount of the trust securities;

     - the applicable interest rate and the interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the trust securities;

     - Trustmark, as issuer of the debt securities, will pay, and the TRMK Trust will not be obligated to pay, directly or indirectly, any costs, expenses, debts and obligations of that TRMK Trust (other than the TRMK Trust's obligations with respect to the holders of the trust securities pursuant to the terms of those securities); and

     - the declaration of trust further provides that the TRMK Trust will not engage in any activity that is not consistent with the limited purposes of the TRMK Trust.

     Notwithstanding anything to the contrary in the indenture, we have the right to set-off any payment we are otherwise required to make thereunder against and to the extent we have already made, or are concurrently on the date of such payment making, a related payment under the guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

     The declaration of trust provides that if we fail to make interest or other payments on the debt securities when due (taking account of any extension period), the holders of the trust preferred securities may direct the property trustee to enforce its rights under the applicable indenture. If the property trustee fails to enforce its rights under the indenture in respect of an event of default under the indenture, any holder of record of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against us to enforce the property trustee's rights under the indenture without first instituting any legal proceeding against the property trustee or any other person or entity. Notwithstanding the foregoing, if a trust enforcement event has occurred and is continuing and such event is attributable to our failure to pay interest, premium or principal on the debt securities on the date such interest, premium or principal is otherwise payable, then a holder of trust preferred securities may institute a direct action against us for payment of such holder's pro rata share. If a holder brings such a direct action, we will be entitled to that holder's rights under the applicable declaration of trust to the extent of any payment made by us to that holder.

     If we fail to make payments under the guarantee, a holder of trust preferred securities may institute a proceeding directly against us for enforcement of the guarantee for such payments.

LIMITED PURPOSE OF TRUST

     The trust preferred securities evidence undivided beneficial interests in the assets of the TRMK Trust, and the TRMK Trust exists for the sole purpose of issuing and selling the trust securities and using the proceeds to purchase our debt securities. A principal difference between the rights of a holder of trust preferred securities and a holder of debt securities is that a holder of debt securities is entitled to receive from us the principal amount of and interest accrued on the debt securities held, while a holder of trust preferred securities is entitled to receive distributions and other payments from the TRMK Trust (or from us under the guarantee) only if and to the extent the TRMK Trust has funds available for the payment of such distributions and other payments.

RIGHTS UPON DISSOLUTION

     Upon any voluntary or involuntary dissolution of the TRMK Trust involving the redemption or repayment of the debt securities, the holders of the trust securities will be entitled to receive, out of assets held by the TRMK Trust, subject to the rights of creditors of the TRMK Trust, if any, the liquidation distribution in cash. Because Trustmark is the guarantor under the guarantee and, as issuer of the debt securities, Trustmark has agreed to pay for all costs, expenses and liabilities of the TRMK Trust (other than the TRMK Trust's obligations to the holders of the trust securities), the positions of a holder of trust securities and a holder of debt securities relative to other creditors and to our stockholders in the event of liquidation or bankruptcy of Trustmark would be substantially the same.

ACCOUNTING TREATMENT RELATING TO TRUST SECURITIES

     The financial statements of any TRMK Trust issuing securities will be consolidated with our financial statements, with the trust preferred securities shown on our consolidated financial statements as Trustmark-obligated mandatorily redeemable preferred capital trust securities of a subsidiary trust holding solely Trustmark debt securities. Our financial statements will include a footnote that discloses, among other things, that the assets of the TRMK Trust consist of our debt securities and will specify the designation, principal amount, interest rate and maturity date of the debt securities.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of certain material United States federal income tax consequences of the ownership and disposition of the common stock, preferred stock, and debt securities that may be offered hereunder. A summary of certain material United States federal income tax consequences of the ownership and disposition of the other securities that may be offered hereunder will be provided in the applicable prospectus supplement, as will any information that updates or changes the information provided below. Unless otherwise stated, this summary deals only with common stock, preferred stock and debt securities held as capital assets by U.S. holders.

     As used herein, "U.S. holders" are any beneficial owners of the common stock, preferred stock and debt securities that are, for United States federal income tax purposes, (i) citizens or residents of the United States, (ii) corporations created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia, (iii) estates, the income of which is subject to United States federal income taxation regardless of its source, or (iv) trusts if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and (b) one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts in existence on August 20, 1996, and treated as a U.S. holder prior to such date may also be treated as U.S. holders. As used herein, "non-U.S. holders" are beneficial owners of the common stock, preferred stock and debt securities, other than partnerships, that are not U.S. holders. If a partnership (including for this purpose any entity treated as a partnership for United States federal tax purposes) is a beneficial owner of the common stock, preferred stock or debt securities, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Partnerships and partners in such partnerships should consult their tax advisors about the United States federal income tax consequences of owning and disposing of the common stock, preferred stock, or debt securities.

     This summary does not describe all of the tax consequences that may be relevant to a holder in light of its particular circumstances. For example, it does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, or tax-exempt investors. It also does not discuss common stock, preferred stock or debt securities held as part of a hedge, straddle, "synthetic security" or other integrated transaction. This summary does not address the tax consequences to (i) persons that have a functional currency other than the U.S. dollar, (ii) certain U.S. expatriates, or (iii) shareholders, partners or beneficiaries of a holder of the common stock, preferred stock or debt securities. Further, it does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government that may be applicable to the common stock, preferred stock or debt securities. This summary is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and all of which are subject to change or differing interpretations, possibly on a retroactive basis.

     YOU SHOULD CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME, FRANCHISE, PERSONAL PROPERTY, AND ANY OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF THE COMMON STOCK, PREFERRED STOCK OR DEBT SECURITIES.

TAXATION OF COMMON STOCK

     This subsection describes certain material United States federal income tax consequences of owning and disposing of the common stock that we may offer.

  U.S. HOLDERS OF COMMON STOCK

  Dividends

     The amount of any distribution we make in respect of our common stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property distributed. Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a holder's tax basis in the common stock and thereafter as gain from the sale or exchange of such stock as described below.

     In general, a dividend distribution to a corporate holder will qualify for the 70% dividends-received deduction. The dividends-received deduction is subject to certain holding period, taxable income, and other limitations (see "-- Taxation of Preferred Stock -- U.S. Holders of Preferred Stock -- Dividends to Corporate Holders" below).

  Sale or Exchange of Common Stock

     Upon the sale or exchange of common stock, a holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such holder's tax basis in the common stock (which is generally equal to the price paid by the holder to acquire the stock). In the case of a holder other than a corporation, preferential tax rates may apply to such gain if the holder's holding period for the common stock exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

  Information Reporting and Backup Withholding Tax

     In general, information reporting requirements will apply to payments of dividends on common stock and payments of the proceeds of the sale of common stock, and a backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Back-up withholding is currently imposed at a rate of 30%. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

  NON-U.S. HOLDERS OF COMMON STOCK

     The rules governing United States federal income taxation of a non-U.S. holder of common stock are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the common stock, including any reporting requirements.

  Dividends

     Distributions by us with respect to the common stock that are treated as dividends paid, as described above under "U.S. Holders of Common
Stock -- Dividends," to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Even though such effectively connected dividends are subject to income tax and may be subject to the branch profits tax, they will not be subject to United States federal withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor's agent.

     A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy certain certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

  Sale or Exchange of Common Stock

     A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of common stock unless (1) the gain is effectively connected with a United

States trade or business of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (a) such holder has a "tax home" in the United States or
(b) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, (3) the non-U.S. holder is subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain United States expatriates or (4) we are characterized as a United States real property holding corporation for United States federal income tax purposes. We believe that we are not currently, and do not anticipate becoming, a United States real property holding corporation.

     If an individual non-U.S. holder falls under clause (1) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder. If an individual non-U.S. holder falls under clause (2) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of common stock are urged to consult their tax advisors as to the tax consequences of such sale. If a non-U.S. holder that is a foreign corporation falls under clause (1), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

  Information Reporting and Backup Withholding Tax

     Dividends on common stock held by a non-U.S. holder will be subject to information reporting and may be subject to backup withholding requirements unless certain certification requirements are satisfied. United States information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of common stock effected outside the United States by a foreign office of a "broker" as defined in applicable Treasury regulations, unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to backup withholding tax and information reporting requirements unless the beneficial owner of the common stock certifies to the payor or the payor's agent, under penalties of perjury, that it is not a United States person and provides its name, address and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or otherwise establishes an exemption.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF COMMON STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

TAXATION OF PREFERRED STOCK

     This subsection describes certain material United States federal income tax consequences of owning and disposing of the preferred stock that we may offer.

  U.S. HOLDERS OF PREFERRED STOCK

  Dividends

     The amount of any distribution we make in respect of our preferred stock will be equal to the amount of cash and the fair market value, on the date of distribution, of any property (including common stock) distributed. Generally, distributions will be treated as a dividend, subject to tax as ordinary income, to the extent of our current or accumulated earnings and profits, then as a tax-free return of capital to the extent of a holder's tax basis in the preferred stock and thereafter as gain from the sale or exchange of such stock as described below.

  Dividends to Corporate Holders

     A dividend distribution to a corporate holder will generally qualify for the 70% dividends-received deduction. In determining entitlement to the dividends-received deduction, corporate holders should consider the provisions of Sections 246(c), 246A and 1059 of the Internal Revenue Code, as well as Treasury regulations and Internal Revenue Service rulings and administrative pronouncements relating to such provisions. Under current law, Section 246(c) of the Internal Revenue Code disallows the dividends-received deduction in its entirety if the holder does not satisfy the applicable holding period requirement for the dividend-paying stock for a period beginning before and ending after such holder becomes entitled to receive each dividend on the stock.
Section 246(c)(4) of the Internal Revenue Code provides that a holder may not count toward this minimum holding period any period in which the holder (1) has an option to sell, is under a contractual obligation to sell, or has made (and not closed) a short sale of, substantially identical stock or securities, or (2) has diminished its risk of loss by holding one or more positions with respect to substantially similar or related property. Under certain circumstances, Section 1059 of the Internal Revenue Code (a) reduces the tax basis of stock by a portion of any "extraordinary dividends" that are eligible for the dividends-received deduction and (b) to the extent that the basis reduction would otherwise reduce the tax basis of the stock below zero, requires immediate recognition of gain, which is treated as gain from the sale or exchange of the stock. An "extraordinary dividend" includes any amount treated as a dividend with respect to a redemption that is not pro rata to all stockholders (or meets certain other requirements), without regard to either the relative amount of the dividend or the holder's holding period for the stock. Section 246A of the Internal Revenue Code contains the "debt-financed" portfolio stock rules, under which the dividends-received deduction could be reduced to the extent that a holder incurs indebtedness directly attributable to its investment in the stock.

  Receipt of Common Stock Upon Conversion of the Preferred Stock

     If the preferred stock is convertible into common stock, gain or loss will not be recognized by a holder upon the conversion of such preferred stock into common stock if no cash is received. A holder who receives cash in lieu of a fractional share of common stock will in general be treated as having received such fractional share and having exchanged it for cash in a redemption, which would be treated in the manner described under "Sale, Exchange or Redemption of Preferred Stock" below. As discussed therein, a holder who cannot qualify for sale or exchange treatment under the rules applicable to redemptions will generally be taxable on the cash received in lieu of a fractional share as a distribution described in "-- Dividends" above.

     A holder's tax basis in the common stock received upon conversion will generally be equal to the holder's tax basis in the preferred stock less the tax basis allocated to any fractional share for which cash is received, and a holder's holding period in the common stock received upon conversion generally will include the period during which the preferred stock was held by such holder.

  Adjustments of Conversion Price in Respect of Preferred Stock

     If the preferred stock is convertible into common stock, adjustments to the conversion price ratio to take into account a stock dividend or stock split generally will not be taxable. However, an adjustment to the conversion price ratio to reflect the issuance of certain rights, warrants, evidences of indebtedness, securities or other assets to holders of common stock (an "Adjustment") may result in constructive distributions to the holders of the preferred stock. The amount of any such constructive distribution would be the fair market value on the date of the Adjustment of the number of shares of common stock which, if actually distributed to holders of preferred stock, would produce the same increase in the proportionate interests of such holders in our assets or earnings and profits as that produced by the Adjustment. The distribution would be treated in the manner described above under "-- Dividends."

  Excessive Redemption Price of Preferred Stock

     Under Section 305 of the Internal Revenue Code and the applicable Treasury regulations, if preferred stock with a mandatory redemption date or preferred stock subject to certain redemption rights on the part of either us or the holder of such stock has a redemption price that exceeds its issue price (i.e., its fair market value at its date of original issuance) by more than a de minimis amount, such excess may be treated as a constructive distribution that will be treated in the same manner as distribution described above under "-- Dividends." A holder of such preferred stock would be required to treat such excess as a constructive distribution received by the holder over the life of such stock under a constant interest (economic yield) method that takes into account the compounding of yield.

  Accrued Dividends on the Preferred Stock

     The tax treatment of accrued dividends that are payable upon a redemption of the preferred stock will be addressed in the applicable prospectus supplement.

  Sale, Exchange or Redemption of Preferred Stock

     Upon the sale or exchange of preferred stock, a holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such holder's tax basis in the stock (which is generally equal to the price paid by the holder to acquire the stock). In the case of a holder other than a corporation, preferential tax rates may apply to such gain if the holder's holding period for the preferred stock exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

     Gain or loss recognized by a holder on a redemption of the preferred stock will be treated as a sale or exchange and therefore qualify for the treatment described above if certain requirements are satisfied. Generally, these requirements are satisfied if either (1) the holder's interest in our stock is completely terminated as a result of such redemption, (2) such holder's percentage ownership of our voting stock immediately after the redemption is less than 80% of such holder's percentage ownership immediately before the redemption or (3) the redemption is "not essentially equivalent to a dividend." The attribution rules of Section 318 of the Internal Revenue Code treat a person as owning stock owned by certain related parties or certain entities in which the person owns an interest and stock that a person could acquire through exercise of an option. For this purpose, an option would include any conversion right under the preferred stock. Whether a redemption is "not essentially equivalent to a dividend" depends on each holder's facts and circumstances, but in any event requires a "meaningful reduction" in such holder's equity interest in us. A holder of the preferred stock who sells some or all of our stock owned by it may be able to take such sales into account to satisfy one of the foregoing conditions. Conversely, a holder who purchases additional shares of our stock may be required to take such purchases into account in determining whether any of the foregoing conditions are satisfied.

     If none of the above requirements for sale or exchange treatment is satisfied, the entire amount of the cash (or property) received on a redemption (without offset by the holder's tax basis in the redeemed shares) will generally be treated in the same manner as distributions described above under '-- Dividends" and the holder's basis in the redeemed preferred stock will be transferred to the holder's remaining shares of our stock (if any). If the holder does not retain any shares of our stock but dividend treatment arises because of the constructive ownership rules, such basis may be entirely lost to the holder. The Internal

Revenue Service has recently issued proposed regulations that would change the treatment of the basis of redeemed stock when a distribution in redemption of such stock is characterized as a dividend. The regulations are proposed to be effective for transactions occurring after the date on which the proposed regulations are made final and are subject to change prior to their adoption in final form. Holders should consult their tax advisors regarding the potential effects of the regulations.

  Other Preferred Stock

     Special tax rules may apply to certain types of preferred stock. The applicable prospectus supplement will discuss any such special United States federal income tax rules with respect to such preferred stock.

  Information Reporting and Backup Withholding Tax

     In general, information reporting requirements will apply to payments of dividends on the preferred stock and payments of the proceeds of the sale of the preferred stock, and a backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 30%. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

  NON-U.S. HOLDERS OF PREFERRED STOCK

     The rules governing United States federal income taxation of a non-U.S. holder of preferred stock are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the preferred stock, including any reporting requirements.

  Dividends

     Distributions by us with respect to the preferred stock that are treated as dividends paid (or deemed paid), as described above under "-- Dividends" and "-- Sale, Exchange or Redemption of Preferred Stock," to a non-U.S. holder (excluding dividends that are effectively connected with the conduct of a United States trade or business by such holder and are taxable as described below) will be subject to United States federal withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder will be taxed in the same manner as a U.S. holder on dividends paid (or deemed paid) that are effectively connected with the conduct of a United States trade or business by the non-U.S. holder. If such non-U.S. holder is a foreign corporation, it may also be subject to a United States branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to United States withholding tax if the holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor's agent.

     A non-U.S. holder who wishes to claim the benefit of an applicable income tax treaty is required to satisfy certain certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.

  Receipt of Common Stock Upon Conversion of the Preferred Stock

     In general, no United States federal income tax or withholding tax will be imposed upon the conversion of preferred stock into common stock by a non-U.S. holder (except with respect to the non-

U.S. holder's receipt of cash in lieu of fractional shares where one of the conditions described below under "-- Sale, Exchange or Redemption of Preferred Stock" is satisfied).

  Sale, Exchange or Redemption of Preferred Stock

     A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on the sale or exchange of preferred stock unless
(1) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either (a) such holder has a "tax home" in the United States or (b) the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States, (3) the non-U.S. holder is subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain United States expatriates or (4) we are characterized as a United States real property holding corporation for United States federal income tax purposes. We believe that we are not currently, and do not anticipate becoming, a United States real property holding corporation.

     If an individual non-U.S. holder falls under clause (1) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder. If an individual non-U.S. holder falls under clause (2) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale of preferred stock are urged to consult their tax advisors as to the tax consequences of such sale. If a non-U.S. holder that is a foreign corporation falls under clause (1) above, it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

     Gain or loss realized by a non-U.S. holder on a redemption of the preferred stock will be treated as a sale or exchange and qualify for the treatment described in this section if certain requirements are satisfied. For a description of these requirements, see "-- U.S. Holders -- Sale, Exchange or Redemption of Preferred Stock" above. If such requirements are not satisfied, then the entire amount of the cash (or property) received on a redemption (without offset by the holder's tax basis in the redeemed shares) will generally be treated in the same manner as distributions described above under "-- Dividends" and the holder's basis in the redeemed preferred stock will be transferred to the holder's remaining shares of our stock (if any). If the holder does not retain any shares of our stock but dividend treatment arises because of the constructive ownership rules described in "-- U.S.
Holders -- Sale, Exchange or Redemption of Preferred Stock," such basis may be entirely lost to the holder. The Internal Revenue Service has recently issued proposed regulations that would change the treatment of the basis of redeemed stock when a distribution in redemption of such stock is characterized as a dividend. The regulations are proposed to be effective for transactions occurring after the date on which the proposed regulations are made final and are subject to change prior to their adoption in final form. Holders should consult their tax advisors regarding the potential effects of the regulations.

  Information Reporting and Backup Withholding Tax

     Dividends on preferred stock held by a non-U.S. holder will be subject to information reporting and may be subject to backup withholding requirements unless certain certification requirements are satisfied. United States information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of preferred stock effected outside the United States by a foreign office of a "broker" as defined in applicable Treasury regulations, unless such broker (1) is a United States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to backup withholding tax and information reporting requirements unless the beneficial owner of the preferred stock certifies to the payor or the payor's agent, under penalties of perjury, that it is not a United States person and provides its name, address and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or otherwise establishes an exemption.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE PREFERRED STOCK, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

TAXATION OF DEBT SECURITIES

     This subsection describes certain material United States federal income tax consequences of owning and disposing of the debt securities that we may offer. It deals only with debt securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning and disposing of debt securities that are due to mature more than 30 years from the date of issue will be discussed in an applicable prospectus supplement. The discussion regarding United States federal income tax laws assumes that any debt securities will be issued, and transfers thereof and payments thereon will be made, in accordance with the applicable indenture and deposit agreement.

  U.S. HOLDERS OF DEBT SECURITIES

  Interest Income

     Subject to the original issue discount rules described below, payments of interest on the debt securities generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the holder's regular method of tax accounting).

     A debt security will be treated as issued with original issue discount ("OID") if its stated redemption price at maturity exceeds its issue price by more than a de minimis amount. Generally, the issue price will be the first price at which a substantial amount of the debt securities is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. A debt security's stated redemption price at maturity is the total of all payments on the debt security that are not payments of qualified stated interest. An interest payment is qualified stated interest if it is one of a series of stated interest payments that are unconditionally payable at least annually at a single fixed rate.

     A debt security is not treated as issued with OID if the OID (i.e., the excess of the stated redemption price at maturity over the issue price) is de minimis. For this purpose the amount of OID is de minimis if it does not exceed the product of 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity. If the debt security has de minimis OID, a holder must generally include the de minimis amount in income (as capital gain) as stated principal payments are made.

     If the debt security is treated as issued with OID, a U.S. holder will be required to include the amount of the OID in income periodically over the term of the debt security before receipt of the cash or other payment attributable to such income and irrespective of such holder's general method of tax accounting. More specifically, a U.S. holder of a debt security must include in gross income, as interest for United States federal income tax purposes, the sum of the daily portions of OID with respect to the debt security for each day during the taxable year or portion of a taxable year in which such holder holds the debt security ("accrued OID"). The daily portion is determined by allocating to each day of an accrual period a pro rata portion of an amount equal to the adjusted issue price of the debt security at the beginning of the accrual period multiplied by the yield to maturity of the debt security and subtracting from this product the amount of qualified stated interest allocable to the accrual period. The adjusted issue price of the debt security at the start of any accrual period is the issue price of the debt security increased by the accrued OID for each prior accrual period and decreased by the amount of any payments previously made with respect to the debt security (other than qualified stated interest).

  Debt Securities Purchased with Market Discount

     A holder will be considered to have purchased a debt security with "market discount" if the holder's adjusted basis in the debt security immediately after purchase is less than the debt security's stated redemption price at maturity, or in the case of a debt security issued with OID, the debt security's revised issue price (which has the same meaning as "adjusted issue price" as defined above). A debt security is not treated as having market discount if the amount of market discount is de minimis. For this purpose, the amount of market discount is de minimis if it does not exceed the product of 0.25 percent of the stated redemption price at maturity or the revised issue price, as the case may be, on the purchase date multiplied by the number of complete years to maturity remaining as of such date. If the debt security has de minimis market discount, a holder must generally include such de minimis amount in income (as capital gain) as stated principal payments are made.

     If a debt security is treated as having market discount, any partial payment of principal on, or gain recognized on the maturity or disposition of, the debt security will generally be treated as ordinary income to the extent that such gain does not exceed the accrued market discount on the debt security. Alternatively, a holder of a debt security may elect to include market discount in income currently over the life of the debt security. Such an election applies to all debt instruments with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. Market discount accrues on a straight-line basis unless the holder elects to accrue such discount on a constant yield to maturity basis. This latter election is applicable only to the debt security with respect to which it is made and is irrevocable. A holder of a debt security that does not elect to include market discount in income currently generally will be required to defer deductions for interest on borrowings allocable to such debt security in an amount not exceeding the accrued market discount on such debt security until the maturity or disposition of such debt security.

  Debt Securities Purchased at a Premium

     A holder will be considered to have purchased a debt security at a premium if the holder's tax basis in the debt security immediately after the purchase (which does not include any amount paid in respect of accrued interest on the debt security) is greater than the amount payable on maturity. A holder may elect to treat such premium as "amortizable bond premium," in which case the amount of interest required to be included in the holder's income each year with respect to the interest on the debt security will be reduced by the amount of the amortizable bond premium allocable (generally under a constant yield method based on the holder's yield to maturity) to such year with a corresponding decrease in the holder's tax basis in the debt security. Any election to amortize bond premium is applicable to all debt securities (other than a tax-exempt debt security) held by the holder at the beginning of the first taxable year to which the election applies or thereafter acquired by the holder, and may not be revoked without the consent of the Internal Revenue Service.

     A holder who purchases a debt security issued with OID for an amount that is greater than the debt security's adjusted issue price but less than or equal to the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest will be considered to have purchased the debt security at an acquisition premium. Under the acquisition premium rules, the amount of OID that the holder must include in its gross income with respect to the debt security for any taxable year will be reduced by the portion of acquisition premium properly allocable to that year.

  Sale or Exchange of Debt Securities

     A holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange or other disposition of the debt security and the holder's adjusted tax basis in such debt security, except that ordinary income will be recognized to the extent that a portion of the amount realized is attributable to market discount or accrued interest not previously included in income. A holder's adjusted tax basis in the debt security generally will be the price paid by the holder to acquire the debt security, increased by any OID or market discount previously included in income with respect to the debt security and reduced by any amortizable bond premium and any payments previously received with respect to the debt security other than qualified stated interest. In the case of a holder other than a corporation, preferential tax rates may apply to gain recognized on the sale of a debt security if such holder's holding period for such debt security exceeds one year. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

  Other Debt Securities

     Special tax rules may apply to certain types of debt securities including, but not limited to, debt securities subject to contingencies, variable rate debt securities and debt securities convertible into our equity. The applicable prospectus supplement will discuss any such special United States federal income tax rules with respect to such debt securities.

  Information Reporting and Backup Withholding Tax

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on the debt securities and payments of the proceeds of the sale of the debt securities, and a backup withholding tax may apply to such payments if the holder fails to comply with certain identification requirements. Backup withholding is currently imposed at a rate of 30%. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the Internal Revenue Service.

  NON-U.S. HOLDERS OF DEBT SECURITIES

     The rules governing United States federal income taxation of a non-U.S. holder of debt securities are complex and no attempt will be made herein to provide more than a summary of such rules. Non-U.S. holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the debt securities, including any reporting requirements.

     This discussion assumes that the debt security or coupon is not subject to the rules of Section 871(h)(4)(A) of the Internal Revenue Code, relating to interest payments that are determined by reference to income, profits, changes in value of property or other attributes of us or a related party.

  Interest Income

     Generally, interest income of a non-U.S. holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate (or such lower tax rate as may be specified by an applicable income tax treaty). However, interest income earned on a debt security by a non-U.S. holder will qualify for the "portfolio interest" exemption and therefore will not be subject to United States federal income tax or withholding tax, provided that such interest income is not effectively connected with a United States trade or business of the non-U.S. holder and provided that (1) the non-U.S. holder does not actually or constructively own 10% of more of the total combined voting power of all classes of our stock entitled to vote; (2) the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership; (3) the non-U.S. holder is not a bank which acquired the debt security in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business; and (4) either (a) the non-U.S. holder certifies to the payor or the payor's agent, under penalties of perjury, that it is not a United States person and provides its name, address, and certain other information on a properly executed Internal Revenue Service Form W-8BEN or a suitable substitute form or (b) a securities clearing organization, bank or other financial institution that holds customer securities in the ordinary course of its trade or business and holds the debt securities in such capacity, certifies to the payor or the payor's agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner, and furnishes the payor or the payor's agent with a copy thereof. The applicable United States Treasury regulations also provide alternative methods for satisfying the certification requirements of clause (4), above. Special certification rules apply for debt securities held by a foreign partnership and other intermediaries.

     Except to the extent that an applicable income tax treaty otherwise provides, a non-U.S. holder generally will be taxed with respect to interest in the same manner as a U.S. holder if the interest is effectively connected with a United States trade or business of the non-U.S. holder. Effectively connected interest income received or accrued by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or such lower tax rate as may be specified by an applicable income tax treaty). Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the non-U.S. holder delivers a properly executed Internal Revenue Service Form W-8ECI (or successor form) to the payor or the payor's agent.

  Sale or Exchange of Debt Securities

     A non-U.S. holder generally will not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or other disposition of a debt security unless (1) the gain is effectively connected with a United States trade or business of the non-U.S. holder, (2) in the case of a non-U.S. holder who is an individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, and either such holder has a "tax home" in the United States or the disposition is attributable to an office or other fixed place of business maintained by such holder in the United States or (3) the non-U.S. holder is subject to tax pursuant to the provisions of the Internal Revenue Code applicable to certain United States expatriates.

     If an individual non-U.S. holder falls under clause (1) above, such individual generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder. If an individual non-U.S. holder falls under clause (2) above, such individual generally will be subject to a flat 30% tax on the gain derived from a sale, which may be offset by certain United States capital losses (notwithstanding the fact that such individual is not considered a resident of the United States). Individual non-U.S. holders who have spent (or expect to spend) 183 days or more in the United States in the taxable year in which they contemplate a sale or other disposition of a debt security are urged to consult their tax advisors as to the tax consequences of such sale. If a non-U.S. holder that is a foreign corporation falls under clause (1), it generally will be taxed on the net gain derived from a sale in the same manner as a U.S. holder and, in addition, may be subject to the branch profits tax on such effectively connected income at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty).

  Information Reporting and Backup Withholding Tax

     United States backup withholding tax will not apply to payments on the debt securities to a non-U.S. holder if the statement described in clause (4) of "Interest Income" is duly provided by such holder, provided that the payor does not have actual knowledge that the holder is a United States person. Information reporting requirements may apply with respect to interest payments on the debt securities, in which event the amount of interest paid and tax withheld (if any) with respect to each non-U.S. holder will be reported annually to the Internal Revenue Service. Information reporting requirements and backup withholding tax will not apply to any payment of the proceeds of the sale of debt securities effected outside the United States by a foreign office of a "broker" as defined in applicable Treasury regulations (absent actual knowledge that the payee is a United States person), unless such broker (1) is a United

States person as defined in the Internal Revenue Code, (2) is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (3) is a controlled foreign corporation for United States federal income tax purposes or (4) is a foreign partnership with certain U.S. connections. Payment of the proceeds of any such sale effected outside the United States by a foreign office of any broker that is described in the preceding sentence may be subject to backup withholding tax and information reporting requirements, unless such broker has documentary evidence in its records that the beneficial owner is a non-U.S. holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements unless the beneficial owner of the debt securities provides the statement described in clause (4) of "Interest Income" or otherwise establishes an exemption.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE DEBT SECURITIES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                              BOOK ENTRY ISSUANCE

GENERAL PROCEDURES RELATED TO DTC

     Unless otherwise specified in the prospectus supplement, each series of debt securities will be represented by one or more global notes registered in the name of a nominee of The Depository Trust Company ("DTC"), as depositary. Upon the issuance of the global notes, DTC or its custodian will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by the global notes to the accounts of persons who have accounts with DTC, known as "participants." Each account initially will be designated by or on behalf of the underwriters, dealer or agents. Ownership of beneficial interests in a global note will be limited to participants, or persons who hold interests through participants. Ownership of beneficial interests in the global notes will be shown on, and transfers of their ownership may be effected only through, records maintained by DTC or its nominee with respect to interests of participants, and the records of participants with respect to interests of persons other than participants. DTC currently limits the maximum denomination of any single global note to $400,000,000.

     So long as DTC or its nominee is the registered owner or holder of the global notes, DTC or that nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global notes for all purposes under the indenture and the debt securities. As a result, no beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture.

     Payments of the principal of, and interest on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner of the global notes. Neither we, nor the trustee or any paying agent, will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global notes, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC's rules and will be settled in same-day funds. If a holder requires physical delivery of a certificated note for any reason, including to sell debt securities to persons in states which require delivery of certificated notes or to pledge their debt securities, such holder must transfer its interest in the global notes in accordance with the normal procedures of DTC and the procedures set forth in the indenture.

     DTC has advised us that it will take any action permitted to be taken by a holder of a series of debt securities (including the presentation of debt securities for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes relating to such series is credited and only in respect of such portion of the aggregate principal amount of debt securities as to which such participant or participants has or have given such direction. However, if there is an event of default under a series of debt securities, DTC will exchange the global notes relating to such series for certificated notes which it will distribute to its participants.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the state of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to "indirect participants" such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the global notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTIFICATED NOTES

     With respect to a series of debt securities, if DTC is at any time unwilling or unable to continue as a depositary for the global notes and a successor depositary is not appointed by us within 90 days, if an event of default has occurred and is continuing, or if we otherwise choose to issue definitive debt securities, we will issue certificated notes in exchange for the global notes of such series. In each instance, an owner of a beneficial interest in a global note will be entitled to have debt securities equal in principal amount to its beneficial interest registered in its name and will be entitled to physical delivery of debt securities in definitive form. Debt securities in definitive form will be issued in denominations as specified in the applicable prospectus supplement and will be issued in registered form only, without coupons. We will maintain in the Borough of Manhattan, The City of New York, one or more offices or agencies where debt securities may be presented for payment and may be transferred or exchanged. You will not be charged a fee for any transfer or exchange of your debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

SAME-DAY SETTLEMENT IN RESPECT OF GLOBAL NOTES

     Global notes held by DTC will trade in DTC's Same-Day Funds Settlement System until maturity and secondary market trading activity in the debt securities will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on the trading activity in the debt securities.

                              PLAN OF DISTRIBUTION

     We may sell the securities separately or together:

     - through one or more underwriters or dealers in a public offering and sale by them;

     - directly to investors; or

     - through agents.

     We may sell the securities from time to time in one or more transactions at a fixed price or prices, which may be changed from time to time:

     - at market prices prevailing at the times of sale;

     - at prices related to such prevailing market prices; or

     - at negotiated prices.

     We will set forth in a prospectus supplement the terms of the offering of securities, including:

     - the name or names of any agents or underwriters;

     - the purchase price of the securities being offered and the proceeds we will receive from the sale;

     - any over-allotment options under which underwriters may purchase additional securities from us;

     - any agency fees or underwriting discounts and other items constituting agents' or underwriters' compensation;

     - any initial public offering price;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchanges on which such securities may be listed.

     If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship.

     Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers (as their agents in connection with the sale of securities). These underwriters, dealers or agents will be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement will identify any such underwriter, dealer or agent, and describe any compensation received by them from us. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

     Underwriters, dealers and agents may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

     We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

     All securities will be new issues of securities with no established trading market. Underwriters involved in the public offering and sale of such securities may make a market in the such securities. However, they are not obligated to make a market and may discontinue market-making activity at any time. No assurance can be given as to the liquidity of the trading market for any such securities.

     Underwriters or agents and their associates may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

     Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

     Any underwriters who are qualified market makers on the Nasdaq National Market may engage in passive market making transactions in the securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

     The validity of the issuance of the securities offered hereby by Trustmark, including the depositary shares, the debt securities, the junior subordinated debt securities and the guarantees of Trustmark issued in connection with the issuance of the trust preferred securities by the TRMK Trusts, will be passed upon for us by Covington & Burling, New York, New York. The validity of the issuance of the securities offered hereby by Trustmark, including the common stock and the preferred stock, will be passed upon for us by Brunini, Grantham, Grower & Hewes, PLLC, Jackson, Mississippi. The validity of the trust preferred securities to be issued by the TRMK Trusts, the enforceability of the declarations of trust and the creation of the TRMK Trusts will be passed upon for us by Richards, Layton & Finger, P.A., Wilmington, Delaware.

                                    EXPERTS

     The consolidated financial statements of Trustmark as of December 31, 2002 and 2001, and for each of the years in the three year period ended December 31, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to changes in the method of accounting for derivative instruments, hedging activities, goodwill and other intangible assets.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     All of the amounts shown are estimates except for the SEC registration fee.

SEC registration fee........................................   $16,180
Legal fees and expenses.....................................    XXXX*
Accounting fees and expenses................................    XXXX*
Trustee's fees and expenses.................................    XXXX*
Miscellaneous expenses......................................    XXXX*
                                                               -----
  Total.....................................................   $XXXX*

---------------

* To be provided by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Pursuant to Article VI, Section 2 of the bylaws of Trustmark, the corporation may indemnify or reimburse the expenses of any person against all reasonable expenses incurred in connection with any litigation or proceeding in which such person may have been involved because he is or was a director (including honorary or advisory directors) officer or employee of the corporation or of any other firm, corporation or organization which he served in any such capacity at the request of Trustmark. Provided, such person shall have no right to indemnification or reimbursement in relation to any matters in which he is finally adjudged to have been guilty of or liable for negligence or willful misconduct in the performance of his duties; and, provided further, that no person shall be so indemnified or reimbursed in relation to any administrative proceeding or action instituted by any appropriate bank regulatory agency which proceeding or action results in a final order assessing civil monetary penalties or requiring affirmative action by an individual or individuals in the form of payments to the corporation.

     In addition, pursuant to the Mississippi Business Corporations Act, directors and officers are entitled to indemnification if they are wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person is a party because he was a director or officer of the corporation against reasonable expenses incurred by him in connection with the proceeding. A corporation may indemnify an individual who is a party to a proceeding because he is or was a director or officer against a liability incurred in the proceeding if the person conducted himself in good faith and he reasonably believed, in the case of conduct in his official capacity, that his conduct was in the best interests of the corporation, and, in all other cases, that his conduct was not opposed to the best interests of the corporation, and, in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful or, he engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the corporation's articles of incorporation. Unless ordered by a court, a corporation may not indemnify a director or officer in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct specified above, or, in connection with any proceeding with respect to conduct for which he was adjudged liable on the basis that he received a financial benefit to which he was not entitled, whether or not involving action in his official capacity.

     A corporation may, additionally, before final disposition of a proceeding, advance funds to pay for or reimburse the reasonable expenses incurred by the director or officer who is a party to a proceeding under certain circumstances.

ITEM 16.  EXHIBITS

EXHIBIT
NUMBER                            DESCRIPTION OF DOCUMENT
-------                           -----------------------
  1.1     --    Form of Underwriting Agreement related to Common Stock,
                Preferred Stock, Depositary Shares, and Debt Securities.*
  1.2     --    Form of Underwriting Agreement related to Trust Preferred
                Securities.*
  3.1     --    Articles of Incorporation, as amended, incorporated by
                reference to Exhibit 3-a to the Registrant's Form 10-K
                Annual Report for the year ended December 31, 2002, SEC File
                No. 0-3683.
  3.2     --    Amended and Restated Bylaws, dated as of January 21, 2003, incorporated by reference to Exhibit 3-b to the Registrant's
                Form 10-K Annual Report for the year ended December 31,
                2002, SEC File No. 0-3683.
  4.1     --    Form of Debt Securities Indenture.
  4.2     --    Form of Debt Security, incorporated by reference to Exhibit
                4.1, Form of Debt Securities Indenture.
  4.3     --    Form of Junior Subordinated Debt Securities Indenture.
  4.4     --    Form of Junior Subordinated Debt Security, incorporated by reference to Exhibit 4.3, Form of Junior Subordinated Debt
                Securities Indenture.
  4.5     --    Form of Deposit Agreement.*
  4.6     --    Form of Depositary Receipt.*
  4.7     --    Certificate of Trust of Trustmark Capital Trust I.
  4.8     --    Trust Agreement for Trustmark Capital Trust I.
  4.9     --    Certificate of Trust of Trustmark Capital Trust II.
  4.10    --    Trust Agreement for Trustmark Capital Trust II.
  4.11    --    Certificate of Trust of Trustmark Capital Trust III.
  4.12    --    Trust Agreement for Trustmark Capital Trust III.
  4.13    --    Certificate of Trust of Trustmark Capital Trust IV.
  4.14    --    Trust Agreement for Trustmark Capital Trust IV.
  4.15    --    Form of Trust Preferred Security Certificate for Trustmark
                Capital Trust I, II, III, IV.*
  4.16    --    Form of Trust Preferred Securities Guarantee Agreement
                relating to Trustmark Capital Trust I, II, III, IV.*
  4.17    --    Certificate of Designation for Preferred Stock.*
  5.1     --    Opinion Covington & Burling as to the legality of the
                Depositary Shares, Debt Securities, Junior Subordinated Debt
                Securities, and the Guarantees.*
  5.2     --    Opinion of Brunini, Grantham, Grower & Hewes, PLLC, as to
                the legality of the Common Stock and the Preferred Stock.*
  5.3     --    Opinion of Richards, Layton & Finger, P.A., special Delaware counsel, as to the legality of the Trust Preferred
                Securities to be issued by Trustmark Capital Trust I.*
  5.4     --    Opinion of Richards, Layton & Finger, P.A., special Delaware counsel, as to the legality of the Trust Preferred
                Securities to be issued by Trustmark Capital Trust II.*
  5.5     --    Opinion of Richards, Layton & Finger, P.A., special Delaware counsel, as to the legality of the Trust Preferred
                Securities to be issued by Trustmark Capital Trust III.*
  5.6     --    Opinion of Richards, Layton & Finger, P.A., special Delaware counsel, as to the legality of the Trust Preferred
                Securities to be issued by Trustmark Capital Trust IV.*
 12.1     --    Statement Regarding Computation of Ratios of Earnings to
                Fixed Charges.
 23.1     --    Consent of KPMG LLP, independent certified public
                accountants.
 23.2     --    Consent of Covington & Burling (included in opinion filed as
                Exhibit 5.1).*
 23.3     --    Consent of Brunini, Grantham, Grower & Hewes, PLLC (included in opinion filed as Exhibit 5.2).*
 23.4     --    Consent of Richards, Layton & Finger, P.A. (included in
                opinion filed as Exhibit 5.3).*

EXHIBIT
NUMBER                            DESCRIPTION OF DOCUMENT
-------                           -----------------------
 24.1     --    Power of Attorney (included on signature page hereof).
 25.1     --    Form T-1 Statement of Eligibility of Wilmington Trust
                Company to act as trustee under the Debt Securities
                Indenture.
 25.2     --    Form T-1 Statement of Eligibility of Wilmington Trust
                Company to act as trustee under the Subordinated Debt
                Securities Indenture.
 25.3     --    Form T-1 Statement of Eligibility of Wilmington Trust
                Company to act as trustee under the Trust Agreement of
                Trustmark Capital Trust I.
 25.4     --    Form T-1 Statement of Eligibility of Wilmington Trust
                Company to act as trustee under the Trust Agreement of
                Trustmark Capital Trust II.
 25.5     --    Form T-1 Statement of Eligibility of Wilmington Trust
                Company to act as trustee under the Trust Agreement of
                Trustmark Capital Trust III.
 25.6     --    Form T-1 Statement of Eligibility of Wilmington Trust
                Company to act as trustee under the Trust Agreement of
                Trustmark Capital Trust IV.
 25.7     --    Form T-1 Statement of Eligibility of Wilmington Trust
                Company to act as trustee under the Guarantees for the
                benefit of the holders of Trust Preferred Securities of
                Trustmark Capital Trust I.
 25.8     --    Form T-1 Statement of Eligibility of Wilmington Trust
                Company to act as trustee under the Guarantees for the
                benefit of the holders of Trust Preferred Securities of
                Trustmark Capital Trust II.
 25.9     --    Form T-1 Statement of Eligibility of Wilmington Trust
                Company to act as trustee under the Guarantees for the
                benefit of the holders of Trust Preferred Securities of
                Trustmark Capital Trust III.
 25.10    --    Form T-1 Statement of Eligibility of Wilmington Trust
                Company to act as trustee under the Guarantees for the
                benefit of the holders of Trust Preferred Securities of
                Trustmark Capital Trust IV.

---------------

* To be filed by amendment or as an exhibit to a Current Report on Form 8-K.

ITEM 17.  UNDERTAKINGS

     The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) to reflect in the prospectus any facts or any events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities it offers, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of post-effective amendment any of the securities being registered that remain unsold at the termination of this offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933, need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          (5) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (7) To file an application for the purpose of determining the eligibility of any trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                             TRUSTMARK CORPORATION

     Pursuant to the requirements of the Securities Act of 1933, as amended, Trustmark Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jackson, state of Mississippi, on April 15, 2003.

                                          TRUSTMARK CORPORATION

                                          By:      /s/ ZACH L. WASSON
                                            ------------------------------------
                                                       Zach L. Wasson
                                                         Treasurer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints ZACH L. WASSON and LOUIS E. GREER, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments and registration statements filed pursuant to Rule
462) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and to act on and file any supplement to any prospectus included in this Registration Statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462 under the Securities Act, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                       NAME                                         TITLE                       DATE
                       ----                                         -----                       ----

              /s/ RICHARD G. HICKSON                    Chairman, President and Chief      April 16, 2003
 ------------------------------------------------        Executive Officer; Director
                Richard G. Hickson                      (Principal Executive Officer)


                /s/ ZACH L. WASSON                     Treasurer (Principal Financial      April 15, 2003
 ------------------------------------------------                 Officer)
                  Zach L. Wasson


                /s/ LOUIS E. GREER                        Chief Accounting Officer         April 15, 2003
 ------------------------------------------------      (Principal Accounting Officer)
                  Louis E. Greer


               /s/ J. KELLY ALLGOOD                               Director                 April 15, 2003
 ------------------------------------------------
                 J. Kelly Allgood

                       NAME                                         TITLE                       DATE
                       ----                                         -----                       ----

              /s/ REUBEN V. ANDERSON                              Director                 April 15, 2003
 ------------------------------------------------
                Reuben V. Anderson


              /s/ JOHN L. BLACK, JR.                              Director                 April 15, 2003
 ------------------------------------------------
                John L. Black, Jr.


           /s/ WILLIAM C. DEVINEY, JR.                            Director                 April 15, 2003
 ------------------------------------------------
             William C. Deviney, Jr.


              /s/ C. GERALD GARNETT                               Director                 April 15, 2003
 ------------------------------------------------
                C. Gerald Garnett


           /s/ MATTHEW L. HOLLEMAN III                            Director                 April 15, 2003
 ------------------------------------------------
             Matthew L. Holleman III


             /s/ WILLIAM NEVILLE III                              Director                 April 15, 2003
 ------------------------------------------------
               William Neville III


              /s/ RICHARD H. PUCKETT                              Director                 April 15, 2003
 ------------------------------------------------
                Richard H. Puckett


                                                                  Director
 ------------------------------------------------
                Carolyn C. Shanks


             /s/ KENNETH W. WILLIAMS                              Director                 April 15, 2003
 ------------------------------------------------
               Kenneth W. Williams


            /s/ WILLIAM G. YATES, JR.                             Director                 April 15, 2003
 ------------------------------------------------
              William G. Yates, Jr.

                                   SIGNATURES

             TRUSTMARK CAPITAL TRUST I, TRUSTMARK CAPITAL TRUST II, TRUSTMARK CAPITAL TRUST III AND TRUSTMARK CAPITAL TRUST IV

     Pursuant to the requirements of the Securities Act of 1933, as amended, each of Trustmark Capital Trust I, Trustmark Capital Trust II, Trustmark Capital Trust III and Trustmark Capital Trust IV certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Jackson, state of Mississippi, on April 15, 2003.

                                          TRUSTMARK CAPITAL TRUST I,
                                          By Trustmark Corporation, as Depositor

                                          By:      /s/ ZACH L. WASSON
                                            ------------------------------------
                                                       Zach L. Wasson
                                                         Treasurer

                                          TRUSTMARK CAPITAL TRUST II,
                                          By Trustmark Corporation, as Depositor

                                          By:      /s/ ZACH L. WASSON
                                            ------------------------------------
                                                       Zach L. Wasson
                                                         Treasurer

                                          TRUSTMARK CAPITAL TRUST III,
                                          By Trustmark Corporation, as Depositor

                                          By:      /s/ ZACH L. WASSON
                                            ------------------------------------
                                                       Zach L. Wasson
                                                         Treasurer

                                          TRUSTMARK CAPITAL TRUST IV,
                                          By Trustmark Corporation, as Depositor

                                          By:      /s/ ZACH L. WASSON
                                            ------------------------------------
                                                       Zach L. Wasson
                                                         Treasurer

                               INDEX TO EXHIBITS

EXHIBIT
  NO.                            DESCRIPTION OF DOCUMENT
-------                          -----------------------
  1.1     --   Form of Underwriting Agreement related to Common Stock,
               Preferred Stock, Depositary Shares, and Debt Securities.*
  1.2     --   Form of Underwriting Agreement related to Trust Preferred
               Securities.*
  3.1     --   Articles of Incorporation, as amended, incorporated by
               reference to Exhibit 3-a to the Registrant's Form 10-K
               Annual Report for the year ended December 31, 2002, SEC File
               No. 0-3683.
  3.2     --   Amended and Restated Bylaws, dated as of January 21, 2003, incorporated by reference to Exhibit 3-b to the Registrant's
               Form 10-K Annual Report for the year ended December 31,
               2002, SEC File No. 0-3683.
  4.1     --   Form of Debt Securities Indenture.
  4.2     --   Form of Debt Security, incorporated by reference to Exhibit
               4.1, Form of Debt Securities Indenture.
  4.3     --   Form of Junior Subordinated Debt Securities Indenture.
  4.4     --   Form of Junior Subordinated Debt Security, incorporated by reference to Exhibit 4.3, Form of Junior Subordinated Debt
               Securities Indenture.
  4.5     --   Form of Deposit Agreement.*
  4.6     --   Form of Depositary Receipt.*
  4.7     --   Certificate of Trust of Trustmark Capital Trust I.
  4.8     --   Trust Agreement for Trustmark Capital Trust I.
  4.9     --   Certificate of Trust of Trustmark Capital Trust II.
  4.10    --   Trust Agreement for Trustmark Capital Trust II.
  4.11    --   Certificate of Trust of Trustmark Capital Trust III.
  4.12    --   Trust Agreement for Trustmark Capital Trust III.
  4.13    --   Certificate of Trust of Trustmark Capital Trust IV.
  4.14    --   Trust Agreement for Trustmark Capital Trust IV.
  4.15    --   Form of Trust Preferred Security Certificate for Trustmark
               Capital Trust I, II, III, IV.*
  4.16    --   Form of Trust Preferred Securities Guarantee Agreement
               relating to Trustmark Capital Trust I, II, III, IV.*
  4.17    --   Certificate of Designation for Preferred Stock.*
  5.1     --   Opinion Covington & Burling as to the legality of the
               Depositary Shares, Debt Securities, Junior Subordinated Debt
               Securities, and the Guarantees.*
  5.2     --   Opinion of Brunini, Grantham, Grower & Hewes, PLLC, as to
               the legality of the Common Stock and the Preferred Stock.*
  5.3     --   Opinion of Richards, Layton & Finger, P.A., special Delaware counsel, as to the legality of the Trust Preferred
               Securities to be issued by Trustmark Capital Trust I.*
  5.4     --   Opinion of Richards, Layton & Finger, P.A., special Delaware counsel, as to the legality of the Trust Preferred
               Securities to be issued by Trustmark Capital Trust II.*
  5.5     --   Opinion of Richards, Layton & Finger, P.A., special Delaware counsel, as to the legality of the Trust Preferred
               Securities to be issued by Trustmark Capital Trust III.*
  5.6     --   Opinion of Richards, Layton & Finger, P.A., special Delaware counsel, as to the legality of the Trust Preferred
               Securities to be issued by Trustmark Capital Trust IV.*
 12.1     --   Statement Regarding Computation of Ratios of Earnings to
               Fixed Charges.
 23.1     --   Consent of KPMG LLP, independent certified public
               accountants.
 23.2     --   Consent of Covington & Burling (included in opinion filed as
               Exhibit 5.1).*
 23.3     --   Consent of Brunini, Grantham, Grower & Hewes, PLLC (included in opinion filed as Exhibit 5.2).*
 23.4     --   Consent of Richards, Layton & Finger, P.A. (included in
               opinion filed as Exhibit 5.3).*

EXHIBIT
  NO.                            DESCRIPTION OF DOCUMENT
-------                          -----------------------
 24.1     --   Power of Attorney (included on signature page hereof).
 25.1     --   Form T-1 Statement of Eligibility of Wilmington Trust
               Company to act as trustee under the Debt Securities
               Indenture.
 25.2     --   Form T-1 Statement of Eligibility of Wilmington Trust
               Company to act as trustee under the Subordinated Debt
               Securities Indenture.
 25.3     --   Form T-1 Statement of Eligibility of Wilmington Trust
               Company to act as trustee under the Trust Agreement of
               Trustmark Capital Trust I.
 25.4     --   Form T-1 Statement of Eligibility of Wilmington Trust
               Company to act as trustee under the Trust Agreement of
               Trustmark Capital Trust II.
 25.5     --   Form T-1 Statement of Eligibility of Wilmington Trust
               Company to act as trustee under the Trust Agreement of
               Trustmark Capital Trust III.
 25.6     --   Form T-1 Statement of Eligibility of Wilmington Trust
               Company to act as trustee under the Trust Agreement of
               Trustmark Capital Trust IV.
 25.7     --   Form T-1 Statement of Eligibility of Wilmington Trust
               Company to act as trustee under the Guarantees for the
               benefit of the holders of Trust Preferred Securities of
               Trustmark Capital Trust I.
 25.8     --   Form T-1 Statement of Eligibility of Wilmington Trust
               Company to act as trustee under the Guarantees for the
               benefit of the holders of Trust Preferred Securities of
               Trustmark Capital Trust II.
 25.9     --   Form T-1 Statement of Eligibility of Wilmington Trust
               Company to act as trustee under the Guarantees for the
               benefit of the holders of Trust Preferred Securities of
               Trustmark Capital Trust III.
 25.10    --   Form T-1 Statement of Eligibility of Wilmington Trust
               Company to act as trustee under the Guarantees for the
               benefit of the holders of Trust Preferred Securities of
               Trustmark Capital Trust IV.

---------------

* To be filed by amendment or as an exhibit to a Current Report on Form 8-K.